Exhibit 99.(b)(1)(i)

EXECUTION VERSION

CREDIT AGREEMENT

dated as of June 2, 2016

between

TORTOISE ENERGY INDEPENDENCE FUND, INC.

and

THE BANK OF NOVA SCOTIA

Bryan Cave LLP

1290 Avenue of the Americas

New York, New York 10104-3300

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Defined Terms	1
1.2	Terms Generally	17
1.3	Accounting Terms	18
1.4	Non-Recourse Persons	18

ARTICLE II THE CREDITS		18
2.1	Commitment	18
2.2	Variable Rate Loans	19
2.3	Fixed Rate Loans	20
2.4	Termination and Reduction of Commitment	21
2.5	Repayment of Loans	21
2.6	Voluntary Prepayments	21
2.7	Payments Generally	22
2.8	Evidence of Debt	22
2.9	Pricing Changes	22

ARTICLE III INTEREST, FEES, YIELD PROTECTION, ETC.		23
3.1	Interest	23
3.2	Fees	23
3.3	Increased Costs	23
3.4	Taxes	24
3.5	Alternate Rate of Interest	27
3.6	Other LIBOR Provisions	27
3.7	Break Funding Payments	28

ARTICLE IV REPRESENTATIONS AND WARRANTIES		28
4.1	Organization and Power	28
4.2	Authority and Execution	29
4.3	Binding Agreement	29
4.4	Litigation	29
4.5	Approvals and Consents	29
4.6	No Conflict	30
4.7	Taxes	30
4.8	Compliance	30
4.9	Property	30
4.10	Federal Reserve Regulations; Use of Loan Proceeds	31
4.11	No Material Adverse Effect	31
4.12	Material Agreements	31
4.13	Financial Condition	31
4.14	No Misrepresentation	31
4.15	Sanctions, Etc.	31
4.16	Investment Company Status	32
4.17	ERISA	33

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ARTICLE V CONDITIONS		33
5.1	Effective Date	33
5.2	Each Credit Event	34

ARTICLE VI AFFIRMATIVE COVENANTS		35
6.1	Financial Statements and Other Information	35
6.2	Notice of Material Events	36
6.3	Legal Existence	37
6.4	Insurance	37
6.5	Payment of Indebtedness and Performance of Obligations	37
6.6	Observance of Legal Requirements	37
6.7	Books and Records; Visitation	37
6.8	Purpose of Loans	38
6.9	Maintenance of Status	38

ARTICLE VII NEGATIVE COVENANTS		38
7.1	Indebtedness; Senior Securities	38
7.2	Liens	39
7.3	Fundamental Changes	39
7.4	Restricted Payments	39
7.5	Fundamental Policies; Valuation	40
7.6	Amendments and Changes	40
7.7	Financial Covenants	40
7.8	Investment	40
7.9	Sanctions, Etc.	41

ARTICLE VIII EVENTS OF DEFAULT		41
8.1	Events of Default	41
8.2	Remedies	43

ARTICLE IX MISCELLANEOUS		44
9.1	Notices	44
9.2	Waivers; Amendments	44
9.3	Expenses; Indemnity; Damage Waiver	45
9.4	Successors and Assigns	46
9.5	Survival	46
9.6	Counterparts; Integration; Effectiveness	46
9.7	Severability	47
9.8	Right of Setoff	47
9.9	Governing Law; Jurisdiction; Consent to Service of Process	47
9.10	WAIVER OF JURY TRIAL	48
9.11	Headings	48
9.12	Interest Rate Limitation	48
9.13	Treatment of Certain Information	49
9.14	USA Patriot Act Notice	50

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EXHIBITS:

Exhibit A	Form of Note
Exhibit B	Outline of Opinion of Counsel to the Borrower
Exhibit C-1	Form of Written Variable Borrowing Request
Exhibit C-2	Form of Written Fixed Borrowing Request
Exhibit D	Form of Closing Certificate
Exhibit E	Form of Federal Reserve Form FR U-1
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Security Agreement
Exhibit H	Form of Control Agreement
Exhibit I	Form of Applicable Margin Change Notice
Exhibit J	Form of Commitment Fee Change Notice
Exhibit K	Form of Commitment Termination Notice

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CREDIT AGREEMENT, dated as of June 2, 2016 between Tortoise Energy Independence Fund, Inc., a Maryland corporation and The Bank of Nova Scotia.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1	Defined Terms

As used in this Credit Agreement, the following terms have the meanings specified below:

“ABR Loan” means a Loan (or any portion thereof) bearing interest based on the Alternate Base Rate.

“Adjusted Asset Coverage” means, as of any date, the ratio on such date of (a) Adjusted Total Net Assets to (b) the greater of (i) Adjusted Senior Debt, and (ii) one Dollar ($1).

“Adjusted LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Senior Debt” means, as of any date, the sum (without duplication) of each of the following on such date: (a) all Senior Debt plus (b) all Financial Contract Liabilities, plus (c) all Secured Liabilities, plus (d) all Segregated Liabilities.

“Adjusted Total Net Assets” means, as of any date (a) Total Net Assets, minus (b) the sum (without duplication) of the following: (i) the value of all Excluded Assets (but not less than zero), plus (ii) the value of all Excluded Investments (but not less than zero), plus (iii) the excess, if any, of (1) the value of all of the Borrower’s assets (other than Excluded Assets) that are subject to any Lien (other than an Ordinary Course Lien), that are segregated, or that are on deposit to satisfy margin requirements, minus (2) the sum of all Secured Liabilities (excluding, to the extent otherwise included therein, liabilities of the Borrower under the Loan Documents) and all Segregated Liabilities.

“Affected Person” means the Borrower, any subsidiary thereof, or any officer, director, Affiliate (other than another portfolio company of the Investment Adviser) or, to the Borrower’s knowledge, any employee of the Borrower or any such subsidiary, or any agent of the Borrower or any such subsidiary that will act in any capacity with respect to this Agreement.

“Affiliate” of a Person means (a) any other Person directly or indirectly owning, controlling, or holding with power to vote, greater than 50% of the outstanding voting securities of such Person, (b) any other Person greater than 50% of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such Person, or (c) any Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For purposes of this defined term, “control” means the power to exercise a controlling  influence over the management or policies of a company, and “controlling” and “controlled” shall have correlative meanings.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) 2.0% plus the Federal Funds Effective Rate in effect on such day, or (c) 2.0% plus the Overnight Eurodollar Rate in effect on such day. Any change in the Alternate Base Rate due to a change in the Federal Funds Effective Rate, the Overnight Eurodollar Rate or the Prime Rate, shall be effective from and including the effective date of such change in the Federal Funds Effective Rate, the Overnight Eurodollar Rate or the Prime Rate.

“Anti-Corruption Law” means, with respect to any Affected Person, the FCPA and any law, rule or regulation of any jurisdiction concerning or relating to bribery or corruption that are applicable to such Affected Person.

“Anti-Terrorism Law” means, with respect to any Person, any applicable law, rule or regulation related to financing terrorism including (a) the Patriot Act, (b) The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330) (also known as the “Bank Secrecy Act”), (c) the Trading With the Enemy Act (50 U.S.C. § 1 et seq.), (d) the International Economic Emergency Powers Act (15 U.S.C. § 1701 et seq.) and (e) Executive Order 13224 (effective September 24, 2001).

“Applicable Accounting Principles” means, with respect to the Borrower, those accounting principles required by the ICA and prescribed by the SEC for the Borrower and, to the extent not so required or prescribed, GAAP.

“Applicable Margin” means (a) during the Initial Margin Period, a rate per annum equal to (i) with respect to each ABR Loan, 0.00%, and (ii) with respect to each Fixed Rate Loan, each LIBOR Loan and each Overnight Loan, 0.80% and (b) during each Subsequent Margin Period, if any, a rate per annum equal to (i) with respect to each ABR Loan, the “New Applicable ABR Margin” (as defined in the Applicable Margin Change Notice in respect of the Applicable Margin Change Effective Date which is the first day of such Subsequent Margin Period), (ii) with respect to each Fixed Rate Loan, the “New Applicable Fixed Rate Margin” (as defined in the Applicable Margin Change Notice in respect of the Applicable Margin Change Effective Date which is the first day of such Subsequent Margin Period), (iii) with respect to each LIBOR Loan, the “New Applicable LIBOR Margin” (as defined in the Applicable Margin Change Notice in respect of the Applicable Margin Change Effective Date which is the first day of such Subsequent Margin Period), and (iv) with respect to each Overnight Loan, the “New Applicable Overnight Margin” (as defined in the Applicable Margin Change Notice in respect of the Applicable Margin Change Effective Date which is the first day of such Subsequent Margin Period).

“Applicable Margin Change Effective Date” has the meaning set forth in Section 2.9(a).

“Applicable Margin Change Notice” means a notice from the Bank to the Borrower substantially in the form of Exhibit I.

“Applicable Money Market” means the London interbank market applicable to LIBOR Loans.

“Applicable Rate” means, with respect to each (a) ABR Loan, the Alternate Base Rate plus the Applicable Margin, (b) Fixed Rate Loan, the Fixed Rate therefor plus the Applicable Margin, (c) LIBOR Loan, the Adjusted LIBO Rate plus the Applicable Margin, and (d) Overnight Loan, the One-month Eurodollar Rate plus the Applicable Margin.

“Approved Amount” means (a) in connection with any borrowing, conversion, continuation or prepayment of a LIBOR Loan, $1,000,000 or an integral multiple of $1,000,000 in excess thereof, (b) in connection with any borrowing of, or conversion into, a Fixed Rate Loan, $5,000,000 or an integral multiple of $1,000,000 in excess thereof, or (c) in connection with any borrowing or prepayment of any other Loan, $1,000,000 or an integral multiple of $1,000,000 in excess thereof.

“Asset-backed Security” means a type of bond or note that is based on one or more pools of assets, or collateralized by the cash flows from one or more pools of underlying assets, and includes collateralized bond obligations, collateralized loan obligations, collateralized mortgage obligations, and credit linked notes.

“Bank” means The Bank of Nova Scotia.

“Bank Loan” means a debt obligation customarily referred to as a “bank loan” other than (a) a security (as defined in the Securities Act), and (b) any participation or sub-participation in a debt obligation.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to ERISA and which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of an ERISA Group.

“Board” means the Borrower’s board of directors.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Tortoise Energy Independence Fund, Inc., a Maryland corporation.

“Borrowing Request” means a request in accordance with Section 2.2 or Section 2.3 for a Loan or a conversion or continuation of a Loan and, if required in writing, in the form of Exhibit C-1 or C-2, as applicable.

“Breakage Event” has the meaning set forth in Section 3.7(b).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a LIBOR Loan or the determination of the One-month Eurodollar Rate or the Overnight Eurodollar Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Change in Circumstance” means any Change in Law that shall (a) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank or (b) impose on the Bank or any Applicable Money Market any other condition affecting this Credit Agreement or any Loan. A change in tax rates shall not be a “Change in Circumstances”.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date hereof, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date hereof or (c) compliance by the Bank (or, for purposes of Section 3.3(b), by any lending office of the Bank or by the Bank’s holding company) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date hereof; provided that for purposes of this Credit Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act, all requests, rules, guidelines or directives in connection therewith and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, shall be deemed to have been adopted and become effective after the date hereof. A change in tax rates shall not be a “Change in Law”.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as of any date, the commitment of the Bank hereunder to make Loans to the Borrower in an aggregate principal amount not exceeding $80,000,000 at any one time outstanding, as such commitment may be reduced from time to time pursuant to Section 2.4.

“Commitment Fee Change Effective Date” has the meaning set forth in Section 2.9(b).

“Commitment Fee Change Notice” means a notice from the Bank to the Borrower substantially in the form of Exhibit J.

“Commitment Fee Rate” means (a) during the Initial Fee Period, a rate per annum equal to (i) as of any date upon which the Loan Balance equals or exceeds 70% of the Commitment, 0.0%, and (ii) as of any other date, 0.20%, and (b) during each Subsequent Fee Period, if any, a rate per annum equal to the “New Commitment Fee Rate” (as defined in the Commitment Fee Change Notice in respect of the Commitment Fee Change Effective Date which is the first day of such Subsequent Fee Period).

“Commitment Termination Date” means the earlier to occur of (a) the Commitment Termination Notice Effective Date and (b) such earlier date on which the Bank’s obligations to make Loans shall have otherwise terminated or been terminated in accordance herewith.

“Commitment Termination Notice” means a notice from the Bank to the Borrower substantially in the form of Exhibit K hereto.

“Commitment Termination Notice Effective Date” means the 179th day after the date of delivery of the first Commitment Termination Notice given pursuant to Section 2.4(d) hereof.

“Control Agreement” has the meaning set forth in Section 5.1(g).

“Custodian” means U.S. Bank National Association, in its capacity as custodian under the Custody Agreement.

“Custody Agreement” means the Custody Agreement, dated as of July 6, 2012, by and between the Borrower and U.S. Bank National Association, in its capacity as custodian thereunder.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Delayed Settlement Loan Collateral” means, as of any date, any Investment of the Borrower in a Bank Loan with respect to which the Borrower has entered into a sale or trade and such sale or trade has not, (a) in the case of any Bank Loan trading on “par documents”, settled within fourteen (14) Business Days of the date of such sale or trade, or (b) in the case of any other Bank Loan, settled within twenty-one (21) Business Days of the date of such sale or trade.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” has the meaning set forth in Section 5.1.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Group” means, with respect to any Person, such Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Person, are treated as a single employer under Section 414 of the Code.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Excluded Assets” means, with respect to the Borrower, (a) all commercial tort claims, cooperative interests, goods, letter-of-credit rights and letters of credit, (b) all property other than Investments, (c) all deferred organizational and offering expenses, (d) all Investments that are in default (except to the extent that the Borrower is required or permitted to attribute a value thereto pursuant to the ICA, the rules thereunder and Applicable Accounting Principles) or determined to be worthless pursuant to any applicable policy of the Borrower, and (e) all property of the Borrower in which the Bank does not have a security interest that has been perfected in accordance with the terms of, and that has the requisite priority required by, the Security Agreement.

“Excluded Investments” means as of any date and with respect to each of the following Investments (other than Excluded Assets) of the Borrower:

(a)           the excess, if any, of (i) the sum (without duplication) of (x) the aggregate Value of all Illiquid Investments, plus (y) the aggregate Value of all Level III Assets over (ii) an amount equal to 10% of Total Net Assets;

(b)           the excess, if any, of (i) the Value of all Delayed Settlement Loan Collateral over (ii) an amount equal to 5% of Total Net Assets;

(c)           the excess, if any, of (i) the Value of all Investments (other than (x) debt of the United States of America, and (y) shares in any Money Market Fund) in respect of which any single Person is the Issuer, over (ii) an amount equal to 7.5% of Total Net Assets;

(d)           after giving effect to paragraph (c) immediately above, the excess, if any, of (i) the Value of all Investments (other than (x) debt of the United States of America, and (y) shares in any Money Market Fund) in respect of which any single Person (other than, at any time, up to three (3) Persons) is the Issuer, over (ii) an amount equal to 5.0% of Total Net Assets;

(e)           the aggregate Value of (i) all Private Label Asset-backed Securities that are not rated BBB- or higher by S&P or Baa3 or higher by Moody’s, (ii) all collateralized debt obligations, and (iii) all collateralized loan obligations;

(f)            the excess, if any, of the aggregate Value of (i) all Private Label Asset-backed Securities that are rated BBB- or higher by S&P or Baa3 or higher by Moody’s, over (ii) an amount equal to 15% of Total Net Assets;

(g)           the aggregate Value of all Investments of the Borrower in any equity security (other than shares in any Money Market Fund) that is not traded on a recognized national securities exchange;

(h)           the aggregate Value of all Investments of the Borrower in sovereign debt of any Restricted Nation or any political subdivision thereof;

(i)            the excess, if any, of (i) the aggregate Value of all Investments of the Borrower with respect to all Persons organized under the laws of any single Limited Nation, over (ii) an amount equal to 15% of Total Net Assets; and

(j)            the excess, if any, of (i) the aggregate Value of all Investments of the Borrower denominated in the official currency (other than Euros) of any single Limited Nation, over (ii) an amount equal to 15% of Total Net Assets.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof (provided such regulations or official interpretations are substantively comparable and not materially more onerous to comply with).

“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

“Federal Funds Effective Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the higher of (i) 0.0% and (ii) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the Business Day succeeding such next preceding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Bank.

“Federal Reserve Form” means a Form FR U-1 duly completed by the Bank and executed by the Borrower, the statements made in which shall, in the reasonable opinion of the Bank, permit the transactions contemplated hereby in compliance with Regulation U, together with all instruments, certificates and other documents executed or delivered in connection therewith or attached thereto.

“Financial Contract” means (a) any rate, basis, commodity, currency, debt, equity or other swap or swaption, (b) any put, cap, collar or floor agreement, (c) any rate, basis, commodity, currency, debt, equity or other futures or forward agreement, (d) any rate, basis, commodity, currency, debt, equity or other option, (e) any derivative, (f) any financial instrument whose value is derived from the value of something else, (g) any contract under which the parties agree to payments between or among them based upon the value of an underlying asset or other data at a particular point or points in time, (h) any “swap agreement” within the meaning of Section 101(53B) of the Bankruptcy Code of the United States, (i) any foreign currency contract, repurchase agreement, reverse repurchase agreement, dollar roll, credit-linked note, indexed security, collateralized debt obligation, firm or standby commitment agreement, securities lending agreement, or when-issued contract, and (j) any other similar arrangement.

“Financial Contract Liability” means, as of any date and with respect to each Financial Contract, the liability of the Borrower in respect of such Financial Contract determined on a mark-to-market basis, provided that if for purposes of financial reporting such liability or other obligation is required to be reported by the Borrower on a notional basis, then such liability will be the notional amount of such Financial Contract.

“Fixed Period” has the meaning set forth in Section 2.3(a).

“Fixed Rate” means, with respect to a Fixed Rate Loan, the fixed rate of interest applicable to such Fixed Rate Loan as pursuant to Section 2.3(a).

“Fixed Rate Breakage Amount” means, with respect to any Breakage Event with respect to a Fixed Rate Loan, an amount equal to such amount as may be reasonably determined by the Bank (and the Bank agrees to endeavor to consult with the Borrower in making such determination), to be (a) the gain, if any, to the Bank arising out of such Breakage Event, determined as of the date thereof, minus (b) the positive sum, if any, of all loss, cost and expense to the Bank (other than any such loss, cost or expense relating to the loss of the anticipated Applicable Margin relating to such Fixed Rate Loan) arising out of such Breakage Event, determined as of the date thereof.

“Fixed Rate Loan” means any Loan bearing interest based on a Fixed Rate.

“Floating Rate Loan” means an ABR Loan or an Overnight Loan.

“Foreign Lender” means, in the event the Bank is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, the Bank.

“Fundamental Policies” means, collectively, (i) the policies and objectives for, and limits and restrictions on, investing by the Borrower set forth in its Offering Document as in effect on the Effective Date and which may be changed only by a vote of a majority of the Borrower’s outstanding voting securities (as defined in Section 2(a)(42) of the ICA), and (ii) all policies limiting the incurrence of Indebtedness by the Borrower set forth in its Offering Document as in effect on the Effective Date.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, arbitrator, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GSE” means the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association or the Government National Mortgage Association.

“GSE Asset-backed Security” means an Asset-backed Security the timely payment of interest and principal thereon when due is guaranteed by a GSE or the United States of America.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning correlative thereto.

“ICA” means the Investment Company Act of l940.

“Illiquid Investment” means, as of any date, any Investment that has any material condition to or restriction on the ability of the Borrower or any assignee to sell, assign, transfer, pledge, hypothecate or otherwise encumber or liquidate the same in a commercially reasonable time and manner (other than customary securities law arrangements or restrictions), whether or not such condition or restriction is intrinsic to such investment, including without limitation, with respect to each Investment other than a Bank Loan, any condition or restriction that could reasonably be expected to (i) prohibit or delay the settlement of any such sale, assignment, transfer, pledge, hypothecation, encumbrancing or liquidation for more than seven (7) days, or (ii) require any payment (other than a nominal amount) in connection therewith, shall be deemed to be such a material condition or restriction, and in the event that the Borrower enters into any arrangement pursuant to which any Investment (other than a Bank Loan) is to be sold or otherwise transferred by the Borrower and such sale or transfer is not settled within seven (7) days, such investment shall be deemed to be an Illiquid Investment.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by or otherwise in respect of bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (i) all Financial Contract Liabilities of such Person, (j) all obligations of such Person in respect of Senior Securities Representing Indebtedness, and (k) all Guarantees by such Person of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means any Taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein other than (a) net income taxes (however denominated), franchise taxes (imposed in lieu of net income taxes), branch profits taxes and any other similar taxes imposed upon the Bank (or its applicable lending office) by the jurisdiction under the laws of which the Bank (or its applicable lending office) is organized or in which its principal office is located or through which it holds the Loans or any political subdivision, taxing authority or other authority thereof or therein, (b) any taxes imposed as a result of a present or former connection between the Bank (or its applicable lending office) and the jurisdiction imposing such tax other than a connection arising solely as a result of the Bank (or its applicable lending office) having executed, delivered or performed its obligations or received payments under, or enforced, this Credit Agreement, or (c) any U.S. Federal withholding taxes imposed under FATCA.

“Indemnitee” has the meaning assigned to such term in Section 9.3(b).

“Initial Fee Period” means the period from the Effective Date to but excluding the first Commitment Fee Change Effective Date, if any.

“Initial Margin Period” means the period from the Effective Date to but excluding the first Applicable Margin Change Effective Date, if any.

“Indirect Fund” means an investment company (the “acquiring company”) that beneficially owns (a) in excess of 3.0% of the voting stock of any other investment company (other than a money market fund), (b) one or more securities, issued by another investment company (other than a money market fund), the aggregate value of which exceed 5.0% of the total assets of the acquiring company, or (c) one or more securities, issued by other investment companies (other than money market funds), the aggregate value of which exceed 10.0% of the total assets of the acquiring company.

“Interest Payment Date” means (a) with respect to each ABR Loan, each Fixed Rate Loan and each Overnight Loan, the last Business Day of each calendar quarter, (b) with respect to each LIBOR Loan, the last day of the Interest Period applicable to such LIBOR Loan and, in the case of a LIBOR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to all Loans, the Commitment Termination Date.

“Interest Period” means, with respect to any LIBOR Loan, the period commencing on the date of the making of such LIBOR Loan (or the last date upon which any other Loan was converted to, or continued as, such LIBOR Loan) and ending on the numerically corresponding day in the calendar month that is one, two, three, or six months thereafter, in each case as the Borrower may elect, provided that, (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Investment” means, with respect to any Person, any direct or indirect portfolio investment by such Person in, or portfolio exposure (including through Financial Contracts) of such Person to (a) currencies, commodities, loans or securities, or any indexes on currencies, commodities, loans, securities, interest rates, or indexes, (b) any Financial Contract, or (c) any other medium for investment.

“Investment Adviser” means, with respect to the Borrower, the investment adviser or investment manager therefor.

“Level III Asset” means, at any time, any Investment of the Borrower (a) for which there are no Level 1 Inputs or Level 2 Inputs (in each case within the meaning of Topic ASC 820), or (b) the value of which is determined by reference to Level 3 Inputs (within the meaning of Topic ASC 820).

“LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, the higher of (a) 0.0%, and (b) the rate appearing on the Reuters “LIBOR01” screen displaying interest rates for Dollar deposits in the London interbank market (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits in the London interbank market with a maturity comparable to such Interest Period, provided that in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the “LIBO Rate” with respect to such LIBOR Loan during such Interest Period shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to Dollar deposits in the London interbank market as may be selected by the Bank, provided further that in the absence of such availability, the “LIBO Rate” shall be determined by reference to the rate at which Dollar deposits of $1,000,000 in immediately available funds for a maturity comparable to such Interest Period are offered by the principal office of the Bank to leading banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, provided further that in the event the principal office of the Bank is not making such offers, “LIBO Rate” shall mean such other rate reflecting the Bank’s cost of funds as determined by the Bank using any reasonable or prevailing method.

“LIBOR Loan” means a Loan (or any portion thereof) bearing interest based on the Adjusted LIBO Rate.

“Lien” means, with respect to (a) any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (b) any securities, any purchase option, call or similar right of a third party.

“Limited Nation” means any nation other than an Unlimited Nation.

“Loan” means a loan made pursuant to Section 2.2 or Section 2.3.

“Loan Balance” means, on any date of determination, an amount equal to the aggregate outstanding principal balance of the Loans.

“Loan Documents” means this Credit Agreement, the Security Documents, the Note, and all other agreements, certificates and other documents executed and delivered pursuant to any of the foregoing evidencing or securing the obligations of the Borrower hereunder or thereunder, together with all amendments, supplements or other modifications thereto.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the property, assets, income or financial condition of the Borrower, (b) the ability of the Borrower to perform any of its monetary or other material obligations under any Loan Document or (c) the rights of, or benefits available to, the Bank under any Loan Document.

“Material Indebtedness” means Indebtedness of the Borrower (other than Indebtedness under the Loan Documents) in an aggregate principal amount exceeding the Threshold Amount.

“Maturity Date” means the earlier to occur of (a) the Commitment Termination Date, and (b) the date on which the outstanding principal balance of the Loans shall become due and payable in accordance herewith.

“Maximum Borrowing Value” means, at any time with respect to the Borrower’s assets constituting (a) Margin Stock, the “current market value” (within the meaning of Regulation U) thereof at such time, and (b) Non-Margin Assets, the “good faith loan value” (within the meaning of Regulation U) thereof at such time, provided that, with respect to each Non-Margin Asset, until such time, if any, as the Bank shall have notified the Borrower in writing of the Bank’s reasonable determination of the good faith loan value of such Non-Margin Asset, the Borrower may assume that the good faith loan value of such Non-Margin Asset is equal to 85% of the book value thereof.

“Measurement Date” means the date of the most recent audited financial statements of the Borrower which were delivered to the Bank prior to the date of this Credit Agreement.

“Money Market Fund” means, as of any date, any open-end investment company registered under the ICA that meets the requirements of Rule 2a-7 under the ICA.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA that is subject to ERISA and to which any member of an ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of such ERISA Group during such five year period.

“Net Asset Value” means, at any time of determination, an amount equal to Adjusted Total Net Assets minus Adjusted Senior Debt.

“Non-Margin Assets” means assets of the Borrower which do not constitute Margin Stock, provided, that, for purposes of this definition, “Non-Margin Assets” shall not include “puts, calls or combinations thereof” within the meaning of Regulation U.

“Non-Recourse Person” has the meaning assigned to such term in Section 1.4.

“Note” means the promissory note, substantially in the form of Exhibit A, payable to the order of the Bank, including all replacements thereof and substitutions therefor.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offering Document” means the prospectus of the Borrower as amended from time to time through and including the Effective Date.

“One-month Eurodollar Rate” means, with respect to any Overnight Loan as of any date, the higher of (a) 0.0%, and (b) the rate of interest per annum that appears on the Reuters LIBOR01 Page as of 11:00 a.m., London time, on such date (or, if such date is not a Business Day, the immediately preceding Business Day) as Interbank Rates (One-month) for Dollars, provided that in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the “One-month Eurodollar Rate” shall be determined by reference to such other comparable publicly available service for displaying one-month interest rates applicable to Dollar deposits in the London interbank market as may be selected by the Bank, provided further that in the absence of such availability, the “One-month Eurodollar Rate” shall be determined by reference to the rate at which one-month Dollar deposits of $1,000,000 in immediately available funds are offered by the principal office of the Bank to leading banks in the London interbank market at approximately 11:00 a.m., London time, on such date (or, if such date is not a Business Day, the immediately preceding Business Day), provided further that in the event the principal office of the Bank is not making such offers, “One-month Eurodollar Rate” shall mean such other rate reflecting the Bank’s one-month cost of funds as reasonably determined by the Bank using any reasonable or prevailing method.

“Ordinary Course Lien” means any Lien referred to in Section 7.2(a), (b), (c), (d) or (e)(i).

“Ordinary Liabilities” means, with respect to the Borrower as of any date, “all liabilities and indebtedness” (within the meaning of the first sentence of Section 18(h) of the ICA) of the Borrower other than (a) Senior Debt, (b) Financial Contract Liabilities, (c) Secured Liabilities, and (d) Segregated Liabilities.

“Organization Documents” means, (a) with respect to any corporation, its certificate of incorporation or charter, and by-laws, (b) with respect to any partnership, its partnership agreement, (c) with respect to any limited liability company, its certificate of formation and limited liability company agreement, (d) with respect to any business trust or statutory trust, its certificate of trust, if any, and declaration of trust, and (e) with respect to any other Person, the counterpart documents thereof.

“Overnight Eurodollar Rate” means, with respect to any ABR Loan as of any date, the higher of (a) 0.0%, and (b) the rate of interest per annum that appears on the Reuters LIBOR01 Page as of 11:00 a.m., London time, on such date (or, if such date is not a Business Day, the immediately preceding Business Day) as Interbank Rates (Overnight) for Dollars, provided that in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the “Overnight Eurodollar Rate” shall be determined by reference to such other comparable publicly available service for displaying overnight interest rates applicable to Dollar deposits in the London interbank market as may be selected by the Bank, provided further that in the absence of such availability, the “Overnight Eurodollar Rate” shall be determined by reference to the rate at which overnight Dollar deposits of $1,000,000 in immediately available funds are offered by the principal office of the Bank to leading banks in the London interbank market at approximately 11:00 a.m., London time, on such date (or, if such date is not a Business Day, the immediately preceding Business Day), provided further that in the event the principal office of the Bank is not making such offers, “Overnight Eurodollar Rate” shall mean such other rate reflecting the Bank’s overnight cost of funds as reasonably determined by the Bank using any reasonable or prevailing method.

“Overnight Loan” means a Loan (or any portion thereof) bearing interest based on the One-month Eurodollar Rate.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Permitted Investments” means all Investments of the Borrower, in each case (a) to the extent that the Borrower has the power and authority under its Organization Documents to invest therein, and (b) to the extent the investment therein, ownership thereof, or exposure thereto, by the Borrower is in conformity with the Offering Document.

“Permitted Liens” means Liens permitted by Section 7.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained, or contributed to, by any member of an ERISA Group for employees of any member of an ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of an ERISA Group for employees of any Person which was at such time a member of an ERISA Group.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Bank as its prime commercial lending rate; each change in the Prime Rate being effective from and including the date such change is publicly announced as being effective. The Prime Rate is not intended to be the lowest rate of interest charged by the Bank in connection with extensions of credit to borrowers.

“Private Label Asset-backed Security” means an Asset-backed Security other than a GSE Asset-backed Security or a U.S. Government Security.

“Regulated Investment Company” has the meaning set forth in Section 851 of the Code.

“Regulation D” means Regulation D of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Restricted Nation” means Greece, Ireland, Italy, Portugal and Spain.

“Restricted Payment” means (a) any dividend or other distribution by the Borrower (whether in cash, securities or other property) with respect to any shares, units or other equity interests issued by the Borrower, and (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, by the Borrower on account of the purchase, redemption, retirement, acquisition, cancellation, defeasance, tender offer or other termination of any such shares, units or other equity interests; provided, however, that any dividend, distribution or other payment payable solely in shares of common stock of the Borrower shall not constitute a “Restricted Payment”.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc.

“Sanctioned Jurisdiction” means, at any time, a country, region or territory which is the subject or target of country-based or region-based (not individual- or entity-based) Sanctions.

“Sanctioned Person” means, at any time, any Person that is the subject or target of any Sanction.

“Sanctions” has the meaning set forth in Section 4.15(a).

“SEC” means the U.S. Securities and Exchange Commission and/or any other Governmental Authority succeeding to the functions thereof with respect to the ICA and the Securities Act.

“Secured Liability” means each liability of the Borrower secured by a Lien on property (other than Excluded Assets).

“Securities Act” means the Securities Act of 1933.

“Security Agreement” has the meaning set forth in Section 5.1(f).

“Security Documents” means the Security Agreement, the Control Agreement and each other agreement, instrument or other document executed or delivered pursuant thereto.

“Segregated Liability” means each liability or other obligation of the Borrower relating to assets (other than Excluded Assets) that have been segregated or are otherwise subject to margin arrangements (including assets segregated by the Borrower to comply with Section 18 of the ICA with respect to Financial Contracts).

“Senior Debt” means, as of any date, the aggregate amount of Senior Securities Representing Indebtedness of the Borrower.

“Senior Security” has the meaning set forth in the first sentence of Section 18(g) of the ICA.

“Senior Security Representing Indebtedness” has the meaning set forth in the first sentence of Section 18(g) of the ICA.

“Status” has the meaning set forth in Section 4.16.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which the Bank is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Bank under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsequent Fee Period” means, with respect to any Commitment Fee Change Notice, the period commencing on the Commitment Fee Change Effective Date, if any, with respect to such Commitment Fee Change Notice to but excluding the earlier to occur of (a) the Commitment Termination Date (as in effect at the commencement of such period), or (b) the Commitment Fee Change Effective Date, if any, immediately succeeding such Commitment Fee Change Effective Date.

“Subsequent Margin Period” means, with respect to any Applicable Margin Change Notice, the period commencing on the Applicable Margin Change Effective Date, if any, with respect to such Applicable Margin Change Notice to but excluding the earlier to occur of (a) the Commitment Termination Date (as in effect at the commencement of such period), or (b) the Applicable Margin Change Effective Date, if any, immediately succeeding such Applicable Margin Change Effective Date.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Threshold Amount” means the lesser of (a) 1.0% of the aggregate Net Asset Value of the Borrower, and (b) $1,000,000.

“Total Net Assets” means, as of any date, (a) the “value of the total assets” (within the meaning of the first sentence of Section 18(h) of the ICA) of the Borrower less (b) the Ordinary Liabilities of the Borrower.

“Transactions” means the (a) execution, delivery and performance by the Borrower of each Loan Document to which it is a party, (b) borrowing of the Loans and (c) use of the proceeds of the Loans.

“Unlimited Nation” means (a) each G-10 country, (b) Australia, and (c) New Zealand.

“U.S. Government Security” means any debt obligation, other than an Asset-backed Security, the timely repayment of the principal thereof, and interest thereon, is backed by the full faith and credit of the United States of America.

“Value” means, as of any day of determination in respect of any Investment of the Borrower, the value of such Investment computed in the manner such value is required to be computed by the Borrower in accordance with the Borrower’s internal policies, GAAP and applicable law (including the ICA).

“Variable Rate Loan” means an ABR Loan, a LIBOR Loan or an Overnight Loan.

“Written Fixed Borrowing Request” means a request in accordance with Section 2.3 for a Fixed Rate Loan and, if required in writing, in the form of Exhibit C-2.

“Written Variable Borrowing Request” means a request in accordance with Section 2.2 for a Variable Rate Loan and, if required in writing, in the form of Exhibit C-1.

1.2	Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any law, rule or regulation shall be construed as referring to such law, rule or regulation as from time to time amended and any successor thereto and in the case of such law, the rules and regulations promulgated from time to time thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement.

1.3	Accounting Terms

As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under Applicable Accounting Principles. If at any time any change in Applicable Accounting Principles would affect the computation of any financial ratio or requirement set forth in this Credit Agreement and (a) the Borrower notifies the Bank that the Borrower objects to determining compliance with such financial ratio or requirement on the basis of Applicable Accounting Principles in effect immediately after such change becomes effective or (b) the Bank so objects, then the Borrower’s compliance with such ratio or requirement shall be determined on the basis of Applicable Accounting Principles in effect immediately before such change becomes effective, until either such notice is withdrawn by the Borrower or the Bank, as the case may be, or the Borrower and the Bank otherwise agree. Except as otherwise expressly provided herein, the computation of financial ratios and requirements set forth in this Credit Agreement shall be consistent with the Borrower’s financial statements required to be delivered hereunder.

1.4	Non-Recourse Persons

The Bank hereby agrees for the benefit of each and every trustee, director, and officer of, and each record owner of any outstanding shares of, the Borrower (each a “Non-Recourse Person”) that (a) no Non-Recourse Person shall have any personal liability for any obligation of the Borrower under any Loan Document or other instrument or document delivered pursuant hereto or thereto; and (b) no claim against any Non-Recourse Person or any property thereof may be made for any obligation of the Borrower under any Loan Document or other instrument or document delivered pursuant hereto or thereto, whether for the payment of principal of, or interest on, the Loans or for any fees, expenses or other amounts payable by the Borrower hereunder or thereunder.

ARTICLE II

THE CREDITS

2.1	Commitment

Subject to the terms and conditions set forth herein, the Bank agrees to make loans to the Borrower from time to time during the period from the Effective Date through the Business Day immediately preceding the Commitment Termination Date, provided that immediately after giving effect thereto, the Loan Balance will not exceed the Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

2.2	Variable Rate Loans

(a)           General Provisions. To request a Variable Rate Loan, the Borrower shall make a telephonic Borrowing Request to the Bank, not later than (i) in the case of a Floating Rate Loan, 1:00 p.m., Eastern time, on the Business Day of the proposed Loan, or (ii) in the case of a LIBOR Loan, 11:00 a.m., Eastern time, three (3) Business Days before the date of the proposed Loan. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Bank of a duly executed Written Variable Borrowing Request duly signed by or on behalf of the Borrower. Each such telephonic and Written Variable Borrowing Request shall specify: (A) the requested date for such Variable Rate Loan (which shall be a Business Day), (B) whether such Variable Rate Loan is to be an ABR Loan, a LIBOR Loan, or an Overnight Loan, (C) the amount of such Variable Rate Loan, which shall be an Approved Amount, and (D) with respect to each LIBOR Loan, the Interest Period therefor, provided that, if either (x) the Borrower shall fail to specify whether such requested Variable Rate Loan is to be an ABR Loan, a LIBOR Loan, or an Overnight Loan or (y) immediately after giving effect to the making of such requested Variable Rate Loan, there would be LIBOR Loans outstanding with in excess of three (3) different Interest Periods, then such requested Variable Rate Loan shall be made as an ABR Loan.

(b)          Optional Conversion or Continuation of Variable Rate Loans. Subject to Section 2.2(c), prior to the Maturity Date, the Borrower may elect to (i) convert all or any portion of a Variable Rate Loan to a different type of Variable Rate Loan, or (ii) continue all or any portion of a LIBOR Loan as a LIBOR Loan having an additional Interest Period, provided that, in each such case, the principal amount to be converted to or continued shall be in an Approved Amount. Each such election shall be made by the Borrower by a telephonic Borrowing Request to the Bank, shall be irrevocable and shall (A) be made not later than (x) in the case of a conversion of a Variable Rate Loan to, or the continuation of a Variable Rate Loan as, a LIBOR Loan, 11:00 a.m., Eastern time, three (3) Business Days before the date of the proposed conversion or continuation, or (y) in all other cases not later than 1:00 p.m., Eastern time, on the Business Day of the proposed conversion or continuation, (B) specify the following information (w) the amount of the Variable Rate Loan requested to be converted or continued, (x) the requested date for such conversion or continuation, which shall be a Business Day, (y) whether such Variable Rate Loan is to be converted into an ABR Loan, Overnight Loan or a LIBOR Loan, or continued as a LIBOR Loan, and (z) in the case of a Variable Rate Loan being converted into or continued as a LIBOR Loan, the Interest Period to be applicable thereto, and (C) be confirmed promptly by hand delivery or facsimile to the Bank of a duly executed Written variable Borrowing Request signed by or on behalf of the Borrower, provided that, if (x) prior to the expiration of the Interest Period applicable to an existing LIBOR Loan, the Borrower shall fail to timely elect to continue or convert such LIBOR Loan in accordance herewith, such LIBOR Loan shall, on the last day of such Interest Period, be automatically converted to an ABR Loan, and (y) if immediately after giving effect to any such requested conversion or continuation of any Variable Rate Loan, there would be Variable Rate Loans outstanding with in excess of three (3) different Interest Periods, then such Loan shall be converted to an ABR Loan.

(c)           Other. Notwithstanding anything to the contrary herein contained, the Borrower’s right to make elections pursuant to Section 2.2(b) shall cease (i) upon notice by the Bank to the Borrower upon the occurrence or during the continuance of an Event of Default (other than an Event of Default under Section 8.1(h) or (i)) that the Borrower’s right to make elections pursuant to Section 2.2(b) has been terminated, and (ii) automatically and without notice upon the occurrence or during the continuance of an Event of Default under Section 8.1(h) or (i).

2.3	Fixed Rate Loans

(a)           In order to borrow, or convert all or any part of a Variable Rate Loan into, a Fixed Rate Loan, the Borrower shall deliver to the Bank a Written Fixed Borrowing Request, duly signed by or on behalf of the Borrower, no later than 10:00 a.m., Eastern time, two (2) Business Days prior to the date of such requested borrowing or conversion, setting forth (i) the amount of the proposed Fixed Rate Loan, which shall be an Approved Amount, (ii) whether it is a new borrowing or a conversion of all or any part of any outstanding Variable Rate Loans, and (iii) the interest period to be used by the Bank to determine the applicable Fixed Rate, which may be between 1 year and 10 years (in increments of 1 year) or such other period mutually agreed to by the Bank and the Borrower (with respect to such Fixed Rate Loan, the “Fixed Period”). Immediately after the Borrower has delivered the Written Fixed Borrowing Request, the Borrower shall notify and confirm with the Bank by telephone the Bank’s receipt of the Written Fixed Borrowing Request. Promptly after receipt of such Written Fixed Borrowing Request and telephonic confirmation, the Bank shall endeavor to telephonically advise the Borrower by 3:30 p.m., Eastern time, on such date as to the actual Fixed Rate being offered at that moment as the Fixed Rate that would be applicable to such Fixed Rate Loan, and the Borrower shall, upon being so advised of such offer of such Fixed Rate, either confirm its acceptance or rejection of such Fixed Rate. Notwithstanding anything to the contrary contained herein, in the event the Borrower shall fail to either accept or reject such offer, such offer shall be conclusively be deemed to have been rejected.

(b)           Following acceptance of the proposed Fixed Rate by the Borrower in accordance with Section 2.3(a), the Bank shall send a written confirmation thereof to the Borrower (provided that the Bank’s failure so to do shall not affect the obligations of the Borrower hereunder).

(c)           To the extent the Borrower has not repaid a Fixed Rate Loan as of the earlier of (i) the last day of the Fixed Period therefor, or (ii) the date it has become due and payable, whether due to maturity, acceleration or otherwise, it shall be automatically converted to an ABR Loan on such date. Notwithstanding anything to the contrary herein contained, each Fixed Rate Loan shall be converted to an ABR Loan (i) upon notice by the Bank to the Borrower upon the occurrence or during the continuance of an Event of Default (other than an Event of Default under Section 8.1(h) or (i)), and (ii) automatically and without notice upon the occurrence or during the continuance of an Event of Default under Section 8.1(h) or (i).

(d)          Notwithstanding anything to the contrary herein contained, the Borrower’s right to make borrowings and/or conversions pursuant to this Section 2.3 shall cease (i) upon notice by the Bank to the Borrower upon the occurrence or during the continuance of an Event of  Default (other than an Event of Default under Section 8.1(h) or (i)) that the Borrower’s right to make elections pursuant to Section 2.3 has been terminated, and (ii) automatically and without notice upon the occurrence or during the continuance of an Event of Default under Section 8.1(h) or (i).

2.4           Termination and Reduction of Commitment

(a)           Unless previously terminated, the Commitment shall terminate on the Commitment Termination Date.

(b)          The Borrower may at any time terminate, or from time to time reduce, without premium or penalty, the Commitment, provided that (i) the Borrower may not terminate or reduce the Commitment if, immediately after giving effect thereto and to any concurrent repayment of the Loans in accordance with Section 2.5 or 2.6, the outstanding principal balance of the Loans would exceed the Commitment, and (ii) each such reduction shall be in a minimum amount of $5,000,000 and in an integral multiple of $1,000,000.

(c)           The Borrower shall notify the Bank of any election to terminate or reduce the Commitment under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable and any termination or reduction of the Commitment hereunder shall be permanent. Each termination or reduction of the Commitment shall be accompanied by the payment of accrued and unpaid commitment fees to the extent required by Section 3.2.

(d)           The Bank may at any time deliver to the Borrower a Commitment Termination Notice.

2.5	Repayment of Loans

(a)           The Borrower hereby unconditionally promises to pay to the Bank the then unpaid principal amount of each Loan on the Maturity Date.

(b)          In the event that on any date, the Borrower shall fail to be in compliance with Section 7.7 for twenty (20) consecutive days, the Borrower shall immediately repay the Loans and take such other actions as may be necessary such that, immediately after giving effect to such repayment and other actions, the Borrower is in compliance with Section 7.7.

2.6	Voluntary Prepayments

The Borrower shall have the right at any time and from time to time, without premium or penalty (but subject to Section 3.7), to prepay any Loan in whole or in part. The Borrower shall notify the Bank by telephone (confirmed by facsimile) of any prepayment hereunder not later than 2:00 p.m., Eastern time, (i) three Business Days prior to date of prepayment in the case of a LIBOR Loan, or (ii) one Business Day (or such shorter period as the Bank may agree) prior to the date of prepayment in all other cases. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid. Each partial prepayment of the Loans pursuant to this Section 2.6 shall be in an Approved Amount. Prepayments shall be accompanied by accrued and unpaid interest to the extent required by Section 3.1.

2.7	Payments Generally

The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, interest, fees, or otherwise) prior to 2:00 p.m., Eastern time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Bank at its office at 40 King Street West, Toronto, Ontario, Canada M5H 1H1, or such other office as to which the Bank may notify the Borrower. Except as may be otherwise provided in the defined term “Interest Period”, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. If at any time insufficient funds are received by and available to the Bank from the Borrower to pay fully all amounts of principal of Loans, interest, fees and other amounts then due under the Loan Documents, such funds shall be applied to the obligations owing to the Bank: (i) first, to payment of such amounts (excluding principal, interest and fees), in such order as the Bank may choose, (ii) second, to such interest and fees then due, and (iii) third, to such principal of the Loans then due. All amounts paid under the Loan Documents shall not be refundable under any circumstances.

2.8	Evidence of Debt

The Loans made by the Bank shall be evidenced by one or more accounts or records maintained by the Bank in the ordinary course of business. The accounts or records maintained by the Bank shall be conclusive absent manifest error of the amount of the Loans made by the Bank to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing under the Loan Documents. Upon the request of the Bank, the Borrower shall execute and deliver to the Bank a Note, which shall evidence the Loans in addition to such accounts or records.

2.9	Pricing Changes

(a)           At any time and from time to time the Bank may send to the Borrower an Applicable Margin Change Notice, and such Applicable Margin Change Notice shall become effective on the date that is the later to occur of the following (such later date with respect to such Applicable Margin Change Notice, the “Applicable Margin Change Effective Date”): (i) the date specified as such in such Applicable Margin Change Notice, and (ii) the 179th day after the date of such Applicable Margin Change Notice.

(b)          At any time and from time to time the Bank may send to the Borrower a Commitment Fee Change Notice, and such Commitment Fee Change Notice shall become effective on the date that is the later to occur of the following (such later date with respect to such Commitment Fee Change Notice, the “Commitment Fee Change Effective Date”): (i) the date specified as such in such Commitment Fee Change Notice, and (ii) the 179th day after the date of such Commitment Fee Change Notice.

ARTICLE III

INTEREST, FEES, YIELD PROTECTION, ETC.

3.1	Interest

(a)         Each Loan shall bear interest at a rate per annum equal to the Applicable Rate, provided that if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing, (i) the principal balance of such Loan shall bear interest at a rate per annum equal to the Applicable Rate plus 2.00%, and (ii) all other amounts owing under the Loan Documents that are not paid when due, shall bear interest, after as well as before judgment, at a rate per annum equal to the Alternate Base Rate plus 2.00%.

(b)         Accrued and unpaid interest on each Loan shall be payable in arrears on each Interest Payment Date applicable thereto, provided that (1) interest accrued and unpaid pursuant to each of clauses (i) and (ii) of paragraph (a) of this Section shall be payable on demand, and (2) in the event of any repayment or prepayment of any Loan, accrued and unpaid interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. All interest hereunder shall be computed on the basis of a year of 360 days (provided that interest computed by reference to the Prime Rate shall be on the basis of a year of 365 or 366 days, as applicable) for the actual number of days elapsed (including the day a Loan is made but excluding the date of repayment). The Alternate Base Rate, the Federal Funds Effective Rate, the LIBO Rate, the One-month Eurodollar Rate, the Overnight Eurodollar Rate and the Prime Rate shall each be determined by the Bank in accordance with the provisions of this Credit Agreement, and such determination shall be conclusive absent manifest error.

3.2	Fees

The Borrower shall pay to the Bank a commitment fee, at a rate per annum equal to the Commitment Fee Rate during the period from and including the date on which this Credit Agreement shall have become effective in accordance with Section 9.6 to but excluding the Commitment Termination Date, on the daily amount of the excess of the Commitment over the Loan Balance. Accrued and unpaid commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year, each date on which the Commitment is reduced and on the date on which the Commitment terminates, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

3.3	Increased Costs

(a)         If there shall occur any Change in Circumstance and the result thereof shall be (i) to increase the cost to the Bank of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by the Bank from the Borrower under the Loan Documents (whether of principal, interest or otherwise), then the Borrower will pay to the Bank such amount as will compensate the Bank for such increased costs or reduced amount, or (ii) to increase the cost to the Bank of maintaining the Commitment, then the Borrower will pay to the Bank such amount as will compensate the Bank for such increased costs.

(b)           If the Bank determines in good faith that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank’s holding company, as a consequence of this Credit Agreement or any Loan made by the Bank hereunder to a level below that which the Bank or the Bank’s holding company could have achieved but for such Change in Law (taking into consideration the Bank’s policies and the policies of the Bank’s holding company with respect to liquidity and capital adequacy), then from time to time the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank’s holding company for (i) any such reduction suffered as a consequence of such Loan, and (ii) any other such reduction.

(c)           A certificate of the Bank setting forth the Bank’s reasonable good faith determination of the additional amount or amounts necessary to compensate the Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The amount shown as payable on any such certificate shall be due within ten days after receipt thereof. In determining such additional amounts of compensation, the Bank will act reasonably and in good faith.

(d)           Failure or delay on the part of the Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that the Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Bank’s intention to claim compensation therefor; and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.4	Taxes

(a)           All payments by the Borrower hereunder and under any of the other Loan Documents shall be made in Dollars, in each case without setoff or counterclaim and free and clear of and without deduction for any Taxes, unless the Borrower is required by law (as determined in the good faith discretion of the Borrower or its agent) to make such deduction or withholding. Subject to Section 3.4(b), if any Indemnified Taxes are required to be withheld with respect to any amount payable by the Borrower hereunder or under any of the other Loan Documents, the Borrower will pay to the Bank on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Bank to receive the same net amount which the Bank would have received on such due date had no such Indemnified Taxes been required to be withheld. The Borrower will deliver promptly to the Bank certificates or other valid vouchers for all Taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document. If the Borrower reasonably believes that such Indemnified Taxes were not correctly or reasonably asserted, the Bank will use reasonable efforts to cooperate (at the sole cost and expense of the Borrower) with the Borrower to obtain a refund of such taxes (which shall be repaid to the Borrower so long as such efforts would not, in the good faith determination of the Bank, result in any material additional costs, expenses or risks or be otherwise disadvantageous to it). The Bank agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such amounts payable by the Borrower that may thereafter accrue and would not, in the reasonable judgment of the Bank, be otherwise disadvantageous to the Bank.

(b)          Notwithstanding anything to the contrary contained in Section 3.4(a), the Borrower will not be required to make any additional payment to or for the account of the Bank with respect to any Indemnified Taxes under Section 3.4(a) (i) by reason of a breach by the Bank of any certification or representation set forth in any form furnished to the Borrower under Section 3.4(d), (ii) by reason of the Bank’s failure or inability to furnish under Section 3.4(d) an original or an extension or renewal of any form required under Section 3.4(d), or (iii) if such Indemnified Taxes are withholding taxes imposed on amounts payable to the Bank at the time the Bank became a party to this Credit Agreement (or designates a new lending office or changes its place of organization or principal office), except to the extent that the Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts, from the Borrower with respect to such Indemnified Taxes pursuant to Section 3.4(a).

(c)          If the Bank determines, in its reasonable discretion, that it has received a refund of any taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 3.4(a), it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under Section 3.4(a)), net of all out-of-pocket expenses of the Bank and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that the Borrower, upon the request of the Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Bank in the event the Bank is required to repay such refund to such governmental authority. The Bank agrees, that upon the occurrence of any event giving rise to a tax as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 3.4(a), it will use reasonable efforts to mitigate the effect of any such event, including by designating another lending office for any Loan affected by such event and by completing and delivering or filing any tax-related forms which would reduce or eliminate such tax or additional amounts.

(d)           (i)         If the Bank is not a Foreign Lender it shall deliver to the Borrower an original signed, properly completed IRS Form W-9 (or any successor form) certifying that the Bank is not subject to U.S. backup withholding tax, on or prior to the date on which the Bank becomes a party to this Credit Agreement, promptly upon the obsolescence, expiration, or invalidity of any form previously delivered by the Bank, and from time to time thereafter upon the request of the Borrower.

(ii)        If the Bank is a Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document, the Bank (x)  shall deliver to the Borrower, at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by such applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding, and (y) if requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower, including without limitation, as will enable the Borrower to determine whether or not the Bank is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that (A) the Borrower is resident for tax purposes in the United States, and (B) the Bank is a Foreign Lender, the Bank shall deliver to the Borrower on or prior to the date on which the Bank becomes a party to this Credit Agreement (and promptly upon the obsolescence, expiration or invalidity of any form or certificate previously delivered by the Bank or from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1)         original signed and duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party that reduces or eliminates withholding tax;

(2)         original signed and duly completed copies of Internal Revenue Service Form W-8ECI (or any successor form);

(3)         in the case in which the Bank is claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a written certificate that the Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 871(h)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” receiving interest from a related person within the meaning of section 881(c)(3)(C) of the Internal Revenue Code and (y) original signed and duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form); or

(4)        any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(iii)          If a payment made to the Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Bank shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine the Bank has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.4(d)(iii), “FATCA” shall include any amendments made to FATCA after the Effective Date.

3.5	Alternate Rate of Interest

If the Bank determines (which determination shall be conclusive absent manifest error) that, with respect to any existing or requested Fixed Rate Loan, LIBOR Loan or Overnight Loan (each an “Affected Loan”), by reason of one or more circumstances arising after the date hereof affecting such Applicable Money Market, adequate and reasonable means do not exist for ascertaining the rate of interest applicable to such Affected Loan, or that such rate of interest will not adequately and fairly reflect the cost to the Bank of making, maintaining, converting or continuing such Affected Loan because of (a) any change since the date hereof in any applicable law or governmental rule, regulation, order or directive (whether or not having the force of law) or in the interpretation or administration thereof or (b) other circumstances arising after the date hereof affecting the Bank or such Applicable Money Market, then the Bank may give notice thereof to the Borrower by telephone or facsimile and (i) upon the giving of such notice, each existing Affected Loan shall automatically be deemed converted into and redenominated as an ABR Loan and shall thereafter bear interest at a rate per annum equal to the Applicable Rate therefor, and (ii) until such notice is rescinded by the Bank, the Bank shall have no obligation to make any new Loan that would be an Affected Loan. The Bank agrees that promptly after it shall have determined, with respect to any notice given by it under this Section, that the circumstance or circumstances that gave rise to such notice with respect to an Affected Loan no longer exist, the Bank shall by notice to the Borrower rescind such notice with respect to such Affected Loan.

3.6	Other LIBOR Provisions

Notwithstanding any other provision hereof, if any Change in Law shall make it unlawful for the Bank to make, continue or maintain any LIBOR Loan, to convert any other Loan to a LIBOR Loan, or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then, by written notice to the Borrower:

(a)           the Bank may, if such Change in Law makes it unlawful to make, continue or maintain, or convert any Loan to, a LIBOR Loan, declare that thereafter (for the duration of such unlawfulness) LIBOR Loans will not be made or continued, and Loans will not be converted into LIBOR Loans; and

(b)           the Bank may, if such Change in Law makes it unlawful to maintain LIBOR Loans, require that all outstanding LIBOR Loans be converted to ABR Loans, in which event all such LIBOR Loans shall be automatically converted to ABR Loans on the last day of the Interest Period applicable thereto or such earlier date if required by any Change in Law.

3.7	Break Funding Payments

(a)           LIBOR Loans. In the event of (i) the payment or prepayment (voluntary or otherwise) of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the failure to borrow or continue any LIBOR Loan, or convert any Variable Rate Loan to a LIBOR Loan, on the date specified in any notice delivered pursuant hereto, or (iii) the conversion of any LIBOR Loan to an ABR Loan pursuant to Section 3.6(b), then, in any such event, the Borrower shall compensate the Bank for the loss, cost and expense attributable to such event. Such loss, cost or expense shall be deemed to include an amount determined by the Bank to be the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of such LIBOR Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such LIBOR Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such LIBOR Loan), over (y) the amount of interest that would accrue on such principal amount for such period at the interest rate that the Bank would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the London interbank market. A certificate of the Bank setting forth any amount or amounts that the Bank is entitled to receive pursuant to this Section 3.7(b) and the calculation thereof in reasonable detail shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

(b)           Fixed Rate Loans. In the event that (i) the Borrower shall have accepted the Bank’s offer of a Fixed Rate with respect to a particular proposed Fixed Rate Loan, and such Fixed Rate Loan was not made because either (x) the Borrower rejected such Fixed Rate Loan or the proceeds thereof, or (y) such Fixed Rate Loan was not advanced by the Bank because any condition precedent therefor set forth in Article V was not satisfied, or (b) for any reason any Fixed Rate Loan shall have been, prior to the end of the Fixed Period therefor, either repaid, prepaid or converted to a Variable Rate Loan (including, without limitation, as a result of the acceleration thereof in accordance with Section 8.2), then in any such case referred to in clause (i) or clause (ii) above (each a “Breakage Event”), the Bank shall promptly (and in any event within ten (10) Business Days thereafter) (A) determine the Fixed Rate Breakage Amount arising out of such Breakage Event, and (B) deliver a certificate thereof to the Borrower stating such Fixed Breakage Amount. In the event such Fixed Rate Breakage Amount is a positive number, such Fixed Rate Breakage Amount shall be paid to the Borrower by the Bank within two (2) Business Days after the delivery of such certificate to the Borrower. In the event such Fixed Rate Breakage Amount is a negative number, such Fixed Rate Breakage Amount shall be paid to the Bank by the Borrower within two (2) Business Days after the delivery of such certificate to the Borrower.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Credit Agreement and make the Loans, the Borrower makes the following representations and warranties to the Bank:

4.1	Organization and Power

The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. The Borrower has all requisite power and authority to own its property and to carry on its business as now conducted.

4.2	Authority and Execution

The Borrower has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary action, and the Borrower is in full compliance with its Organization Documents. The Borrower has duly executed and delivered the Loan Documents to which it is a party.

4.3	Binding Agreement

The Loan Documents constitute the valid and legally binding obligations of the Borrower to the extent it is a party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

4.4	Litigation

There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether purportedly on behalf of the Borrower) pending or, to the knowledge of the Borrower, threatened against it or maintained by it that may affect the property or rights of the Borrower, which (a) call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document, or (b) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.5	Approvals and Consents

No consent, authorization or approval of, filing (other than the filing of each financing statement in the form attached to the Security Agreement in the office indicated on such financing statement) with, notice to, or exemption by, the holders of any securities issued by the Borrower, any Governmental Authority or any other Person is required to authorize, or is required in connection with, the execution and delivery by the Borrower of, and the performance by the Borrower of its obligations under, the Loan Documents to which it is a party or is required as a condition to the validity or enforceability of the Loan Documents to which it is a party with respect to or against the Borrower or its property or assets. No provision of any applicable treaty, statute, law (including any applicable usury or similar law), rule or regulation of any Governmental Authority will prevent the execution and delivery by the Borrower or performance by the Borrower of its obligations under, or affect the validity with respect to or against the Borrower of, the Loan Documents to which it is a party.

4.6	No Conflict

The Borrower is not in default under any mortgage, indenture, contract, agreement, judgment, decree or order to which it is a party or by which it or any of its property is bound, which defaults, taken as a whole, could reasonably be expected to have a Material Adverse Effect. The execution, delivery or carrying out by the Borrower of the terms of the Loan Documents to which it is a party, the Loans hereunder and the use by the Borrower of the proceeds thereof (a) will not (i) violate any statutes or regulations, including the ICA, of any Governmental Authority applicable to the Borrower or (ii) constitute a default under, conflict with, require any consent under (other than consents which have been obtained), or result in the creation or imposition of, or obligation to create, any Lien (other than pursuant to the Loan Documents) upon the property of the Borrower pursuant to the terms of any such mortgage, indenture, contract, agreement, judgment, decree or order, which defaults, conflicts and consents, if not obtained, could reasonably be expected to have a Material Adverse Effect, and (b) are not inconsistent with the Fundamental Policies.

4.7	Taxes

The Borrower has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all Taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles) which, if not so filed or paid, could reasonably be expected to result in a Material Adverse Effect, and no tax Liens have been filed against the Borrower or any of its property. The charges, accruals and reserves on the books of the Borrower with respect to all federal, state, local and other Taxes are adequate, and the Borrower knows of no unpaid assessment which is due and payable against or any claims being asserted against it which could reasonably be expected to have a Material Adverse Effect, except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles.

4.8	Compliance

The Borrower is not in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority, which default could reasonably be expected to have a Material Adverse Effect. The Borrower is complying in all respects with all applicable statutes and regulations, including the ICA and the Securities Act, and of all Governmental Authorities, a violation of which could reasonably be expected to have a Material Adverse Effect.

4.9	Property

The Borrower has good and marketable title to all of its property with respect to which the absence of such marketable title could reasonably be expected to result in a Material Adverse Effect, subject to no Liens other than Permitted Liens.

4.10	Federal Reserve Regulations; Use of Loan Proceeds

Except for the Federal Reserve Form to be executed and delivered by the Borrower, no filing or other action is required under the provisions of Regulations T, U or X in connection with the execution and delivery by the Borrower of this Credit Agreement and neither the making of any Loan in accordance with this Credit Agreement nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulations T, U or X.

4.11	No Material Adverse Effect

Since the Measurement Date, the Borrower has conducted its businesses only in the ordinary course and there has been no event or occurrence that has resulted in a Material Adverse Effect.

4.12	Material Agreements

Each of the following is in full force and effect: (a) the investment advisory agreement between the Borrower and its Investment Adviser, (b) the Custody Agreement, and (c) the administration agreement between the Borrower and the administrator therefor.

4.13	Financial Condition

The statement of assets and liabilities of the Borrower as of the Measurement Date and the related statements of operations and changes in net assets for the fiscal year then ended, copies of which, certified by independent public accountants, have heretofore been delivered to the Bank, fairly present, in all material respects, the financial position of the Borrower as of such date and the results of its operations for such period in conformity with Applicable Accounting Principles.

4.14	No Misrepresentation

No representation or warranty contained in any Loan Document and no certificate or report from time to time furnished by the Borrower to the Bank in connection with the transactions contemplated thereby, contains or will contain a misstatement of material fact, or, to the best knowledge of the Borrower, omits or will omit to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made.

4.15	Sanctions, Etc.

(a)           None of the Borrower, any of its subsidiaries or any director, officer, or, to Borrower’s knowledge, employee, agent, or affiliate of the Borrower (other than another portfolio company of the Investment Adviser) or any of its subsidiaries is a Person that is, or is owned or controlled by Persons that are: (i) the subject or target of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country, region or territory that is, or whose government is, the subject of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, Crimea and Syria.

(b)           No Affected Person or any Person that controls (directly or indirectly) the Borrower, or any Person that receives (directly or indirectly) any proceeds of any Loan (i) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any Sanctioned Person or in any Sanctioned Jurisdiction, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iv) has violated any Anti-Terrorism Law.

(c)           No Affected Person or any Person that controls (directly or indirectly) the Borrower, or any Person that receives (directly or indirectly) any proceeds of any Loan (i) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering, or (ii) otherwise violated any applicable law regarding money laundering in any material respect.

(d)           The Borrower and each subsidiary thereof is in material compliance with the FCPA, and each foreign counterpart thereof. Neither the Borrower nor any subsidiary thereof has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Borrower or any other Person in violation of the FCPA.

(e)           The Borrower and each Subsidiary thereof has implemented and maintains, and is in compliance with, policies and procedures designed to promote and achieve compliance by each Affected Person with all applicable laws regarding Sanctions and money laundering, Anti-Terrorism Laws and Anti-Corruption Laws.

4.16	Investment Company Status

(a)           The Borrower has the following status (“Status”): (i) it qualifies as a Regulated Investment Company, (ii) it is a “registered investment company” within the meaning of Section 8 of the ICA, (iii) it is a “closed-end company” and a “non-diversified company” in each case within the meaning of Section 5 of the ICA, (iv) it is not a “business development company” within the meaning of Section 2(a)(48) of the ICA, (v) it is neither an “affiliate” (within the meaning of Section 23A of the Federal Reserve Act) of, nor an “affiliated person” (as defined in Section 2(a)(3) of the ICA) of, the Bank, (vi) it is not an Indirect Fund, (vii) it has only one series of capital stock, (viii) it is in compliance with the Fundamental Policies, and (ix) it is not a party to any inter-fund lending arrangement.

(b)           The Borrower is not subject to any statute, rule, regulation or organizational or offering document which prohibits or limits the incurrence of Indebtedness under the Loan Documents, except for the limitations set forth in the ICA, state securities laws to the extent applicable, and the Fundamental Policies.

(c)           The Borrower has not issued any of its securities in violation of any Federal or State securities laws applicable thereto, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect.

4.17	ERISA

The Borrower (a) is not, and has not been in the last five (5) years, a member of an ERISA Group, and (b) has no liability in respect of any Benefit Arrangement, Plan or Multiemployer Plan subject to ERISA. None of the following (individually or collectively) constitute a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available: (i) the execution and delivery of the Loan Documents, (ii) the incurrence of any obligation under the Loan Documents, (iii) the making of any Loan, (iv) the payment by the Borrower of any principal, interest, fee or other sum owing under the Loan Documents, or (v) the consummation of any other transaction contemplated by the Loan Documents.

ARTICLE V

CONDITIONS

5.1	Effective Date

The obligation of the Bank to make Loans hereunder shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied, or waived in accordance with Section 9.2 (and the Bank shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding):

(a)           The Bank shall have received either (i) a counterpart of this Credit Agreement signed on behalf of the Borrower or (ii) written evidence satisfactory to the Bank (which may include facsimile transmission of a signed signature page of this Credit Agreement) that the Borrower has signed a counterpart of this Credit Agreement.

(b)           If the Bank shall have requested one, the Bank shall have received a Note, dated the Effective Date, executed on behalf of the Borrower.

(c)           The Bank shall have received a favorable written opinion (addressed to the Bank and dated the Effective Date) from external legal counsel to the Borrower acceptable to the Bank, the substance of which is set forth in Exhibit B. The Borrower hereby requests such counsel to deliver such opinion.

(d)           The Bank shall have received a certificate, dated the Effective Date and signed by authorized representatives of the Borrower, substantially in the form of Exhibit D hereto, and in all other respects satisfactory to the Bank.

(e)          The Bank shall have received a copy of an initial Federal Reserve Form, substantially in the form of Exhibit E hereto, duly executed and delivered by or on behalf of the Borrower, in form and substance acceptable to the Bank.

(f)           The Bank shall have received a security agreement, dated the Effective Date and signed by an authorized representative on behalf of the Borrower, substantially in the form of Exhibit G hereto (the “Security Agreement”).

(g)          The Bank shall have received a control agreement, dated the Effective Date and signed by the Custodian and an authorized representative on behalf of the Borrower, substantially in the form of Exhibit H hereto (the “Control Agreement”).

(h)          The Bank shall have received Uniform Commercial Code, federal tax and judgment lien search reports with respect to each applicable public office where Liens would customarily be filed against the Borrower disclosing that there are no Liens of record in such official’s office covering the Borrower or any asset or property thereof.

(i)            Prior to or simultaneously with the Effective Date, (i) the Borrower shall have paid all principal, interest and other sums owing (whether or not then due) by the Borrower under the U.S. PB Agreement, dated September 25, 2014, between the Borrower and BNP Paribas Prime Brokerage, Inc. (the “Existing Lender”) and all other term annexes, agreements, instruments and other documents executed or delivered in connection therewith (collectively, the “Existing Credit Documents”), (ii) the Existing Credit Documents shall have been terminated (other than provisions thereof which, by their terms, provide that they survive any such termination), and all commitments under the Existing Credit Documents to make loans or otherwise extend credit to or for the account of the Borrower shall have been cancelled or terminated, (iii) all Liens on the property of the Borrower securing the obligations under the Existing Credit Documents shall have been released or otherwise terminated, and (iv) the Bank shall have received satisfactory evidence of all of the foregoing.

(j)            The Bank shall have received all fees and other amounts due and payable by the Borrower on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket costs and expenses required to be reimbursed or paid by the Borrower hereunder.

5.2	Each Credit Event

The obligation of the Bank to make any Loan is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of the Borrower set forth in each Loan Document to which it is a party shall be true and correct in all respects on and as of the date of such Loan (other than, as to any such representation or warranty that by its terms refers to a specific date, in which case such representation and warranty shall be true and correct in all respects as of such specified date), and no Default shall have occurred and be continuing.

(b)           The Bank shall have received (i) in connection with a Variable Rate Loan, a Written Variable Borrowing Request signed by the Borrower setting forth the information required by Section 2.2(a), or (ii) in connection with a Fixed Rate Loan, a Written Fixed Borrowing Request signed by the Borrower setting forth the information required by Section 2.3(a), and the Borrower’s acceptance of the Fixed Rate for such Fixed Rate Loan in accordance with Section 2.3(a).

(c)           To the extent required by Regulation U, the Bank shall have received (i) a copy of a Federal Reserve Form, duly executed and delivered by the Borrower and completed for delivery to the Bank, in form acceptable to the Bank, or (ii) a current list of Margin Stock and Non-Margin Assets of the Borrower, in a form acceptable to the Bank and in all respects in compliance with Regulation U, including Section 221.3(c)(2)(iv) thereof.

Each request for a Loan by the Borrower shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraph (a) of this Section.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Commitment has expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable by the Borrower under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Bank that:

6.1	Financial Statements and Other Information

The Borrower shall, subject to the last paragraph of this Section, furnish or cause to be furnished to the Bank:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of its statement of assets and liabilities as at the end of such fiscal year, together with the related schedule of investments and statements of operations and changes in net assets as of and through the end of such fiscal year; each such statement of assets and liabilities and the related schedule of investments and statements of operations and changes in net assets shall be certified without qualification by independent public accountants, which certification shall (i) state that the examination by such independent public accountants in connection with such financial statements has been made in accordance with those auditing standards required by the ICA and prescribed by the SEC for the Borrower or, to the extent not so required or prescribed, generally accepted auditing standards in the United States and (ii) include the opinion of such independent public accountants that such financial statements have been prepared in conformity with Applicable Accounting Principles, except as otherwise specified in such opinion;

(b)           as soon as available, but in any event within 90 days after the end of the first semiannual accounting period in each fiscal year of the Borrower, a copy of the Borrower’s statement of assets and liabilities as at the end of such semiannual period, together with the related schedule of investments and statements of operations and changes in net assets for such period;

(c)           as soon as available, but in any event not later than 60 days after the end of each fiscal quarter in each fiscal year of the Borrower, a duly completed certificate of a duly authorized representative of the Borrower, substantially in the form of Exhibit F hereto;

(d)           as soon as available, but in any event not later than three (3) Business Days after the end of each calendar month, a duly completed certificate of a duly authorized representative of the Borrower, substantially in the form of Exhibit F hereto;

(e)           prompt written notice of any contest referred to in Sections 6.5 or 6.6;

(f)            promptly after the execution thereof, copies of all material amendments or other material changes to the Fundamental Policies, all investment advisory contracts, and any new investment advisory contracts entered into after the Effective Date;

(g)           prompt written notice in the event that the Board decides to seek the approval of Borrower’s shareholders to effect a change in any of Borrower’s Fundamental Policies; and

(h)           promptly after request therefor, such other information as the Bank may reasonably request from time to time (including, without limitation, in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies).

Borrower shall not be required pursuant to Sections 6.1(a), (b) or (c) to deliver or otherwise provide any information to the Bank to the extent such information is readily available through the U.S. Securities and Exchange Commission’s EDGAR system or on the www.tortoiseadvisors.com website within the time period provided in such Section. Borrower shall not be required pursuant to Section 6.1(e), (f), or (g) to deliver or otherwise provide any information to the Bank to the extent such information is (i) readily available through the U.S. Securities and Exchange Commission’s EDGAR system or on the www.tortoiseadvisors.com website, and (ii) Borrower has notified the Bank that such information is available and where such information may be found.

6.2	Notice of Material Events

The Borrower shall furnish or cause to be furnished to the Bank prompt written notice of the following, together with a statement of a duly authorized representative (who shall be acceptable to the Bank) of the Borrower setting forth in reasonable detail the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto:

(a)	the occurrence of any Default;

(b)          the filing or commencement of any action, suit or proceeding by or before any Governmental Authority against or affecting the Borrower that could in the good faith opinion of the Borrower reasonably be expected to result in a Material Adverse Effect; and

(c)          the occurrence of any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

6.3	Legal Existence

The Borrower shall maintain its legal existence in good standing in the jurisdiction of its organization and shall maintain its qualification to do business in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect.

6.4	Insurance

The Borrower shall maintain insurance with financially sound insurance carriers in at least such amounts and against at least such risks as are customarily insured against by entities engaged in the same or a similar business or as may otherwise be required by the ICA or the SEC (including such fidelity bond coverage as shall be required by Rule 17g-1 promulgated under the ICA or any successor provision and errors and omissions insurance); and furnish to the Bank, upon written request, full information as to the insurance carried.

6.5	Payment of Indebtedness and Performance of Obligations

The Borrower shall pay and discharge when due all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could reasonably be expected to (a) have a Material Adverse Effect on the Borrower or (b) give rise to the imposition of a Lien (other than a Permitted Lien) upon the property of the Borrower, unless and to the extent only that the validity of such Indebtedness, obligation or claim shall be contested in good faith and by appropriate proceedings diligently conducted by or on behalf of the Borrower, and provided that such reserve or other appropriate provision as shall be required in accordance with Applicable Accounting Principles shall have been made therefor.

6.6	Observance of Legal Requirements

The Borrower shall observe and comply in all material respects with all laws (including the ICA and the Code), ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which may then be applicable to the Borrower, a violation of which could reasonably be expected to have a Material Adverse Effect, except such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by or on behalf of the Borrower, provided that such reserve or other appropriate provision as shall be required in accordance with Applicable Accounting Principles shall have been made therefor.

6.7	Books and Records; Visitation

The Borrower shall (a) keep proper books of record and account in which complete, true and correct entries in conformity with Applicable Accounting Principles and all material requirements of law shall be made of all material dealings and transactions in relation to its business and activities, (b) upon reasonable prior notice (which shall in no event be required to be more than (i) one Business Day prior, at any time that a Default has occurred and is continuing, or (ii) five Business Days prior, at all other times) permit representatives of the Bank to visit the offices of the Borrower and to discuss the properties, assets, income and financial condition of the Borrower with the duly authorized representatives thereof and to inspect the books, property and records of the Borrower, and (c) upon the reasonable request of the Bank, deliver to the Bank a detailed list of assets of the Borrower.

6.8	Purpose of Loans

The Borrower shall use the proceeds of each Loan for its general business purposes, including the purchase of investment securities, provided that in no event shall (a) the proceeds of any Loan be used for purposes which would violate any provision of any applicable statute, rule, regulation, order or restriction applicable to the Borrower or Regulation U or (b) the Borrower use the proceeds of any Loan for anything other than its general corporate or working capital purposes.

6.9	Maintenance of Status

The Borrower will maintain at all times its Status.

ARTICLE VII

NEGATIVE COVENANTS

Until the Commitment has expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable by the Borrower under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Bank that:

7.1	Indebtedness; Senior Securities

(a)	The Borrower will not create, incur, assume or suffer to exist any liability for Indebtedness, except:

(i)	Indebtedness under the Loan Documents,

(ii)           Indebtedness (other than Indebtedness for borrowed money) constituting Financial Contract Liabilities (1) incurred in the ordinary course of business, (2) permitted to be incurred in accordance with the Fundamental Policies, and (3) which, immediately after giving effect thereto and any simultaneous repayment of any other Indebtedness, would not cause the Borrower to be in Default under Section 7.7, and

(iii)          Indebtedness to the Custodian (1) incurred for the purposes of clearing and settling purchases and sales of securities, or (2) up to an aggregate amount not to exceed the lesser of (x) 1.0% of the aggregate Net Asset Value of the Borrower and (y) $3,000,000 at any one time outstanding under this clause (2), for temporary or emergency purposes.

(b)           The Borrower will not issue, sell, create, incur, assume or suffer to exist any Senior Security, except Senior Securities Representing Indebtedness permitted by Section 7.1(a).

7.2	Liens

The Borrower will not create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except:

(a)           Liens for Taxes, assessments or similar charges incurred in the ordinary course of business for which adequate reserves have been set aside in accordance with Applicable Accounting Principles and which (i) are not delinquent, or (ii) are being contested in good faith and by appropriate proceedings diligently conducted, provided that enforcement of such Liens is stayed pending such contest;

(b)          Liens imposed by law created in the ordinary course of business for which adequate reserves have been set aside in accordance with Applicable Accounting Principles (i) securing amounts not yet due, or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, provided that enforcement of such Liens is stayed pending such contest;

(c)          Liens arising out of judgments or decrees affecting the property attributable to the Borrower for which adequate reserves have been set aside in accordance with Applicable Accounting Principles and which are being contested in good faith and by appropriate proceedings diligently conducted, provided that enforcement thereof is stayed pending such contest;

(d)	Liens created or arising under the Loan Documents;

(e)           (i) Liens arising under the Custody Agreement and securing obligations (other than Indebtedness) of the Borrower thereunder, to the extent such obligations arose in the ordinary course of business and are permitted by the Control Agreement, and (ii) Liens arising under the Custody Agreement and securing Indebtedness of the Borrower thereunder to the extent such Indebtedness is permitted by Section 7.1 and by the Control Agreement; and

(f)           Liens in respect of obligations arising from any Financial Contract, provided that each such obligation is incurred in the ordinary course of business and in accordance with the Fundamental Policies.

7.3	Fundamental Changes

The Borrower will not (a) consolidate or merge into or with any Person, or (b) in any single transaction or series of related transactions, sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its property.

7.4	Restricted Payments

The Borrower will not declare, make or otherwise pay, or allow to be declared, made or otherwise paid, any Restricted Payment if (i) an Event of Default then exists or would result therefrom, and (ii) any Loan is then outstanding.

7.5	Fundamental Policies; Valuation

The Borrower will not (a) make or maintain any Investment other than as permitted by the ICA and the Fundamental Policies, (b) amend or otherwise modify the Fundamental Policies, or (c) for purposes of the Loan Documents or financial reporting, value any Investment or other property thereof other than in accordance with applicable law (including the ICA) and the Offering Document.

7.6	Amendments and Changes

(a)           The Borrower will not amend or otherwise modify its Organization Documents or the Custody Agreement, in each case in any way which would adversely affect the rights or remedies of the Bank under the Loan Documents.

(b)           The Borrower will not change its fiscal year if such change would have a Material Adverse Effect. Subject to Section 1.3, the Borrower will not change or permit any change in the accounting principles applied to it, except as required by Applicable Accounting Principles, if such change would have a Material Adverse Effect.

7.7	Financial Covenants

(a)           The Borrower will not permit the Adjusted Asset Coverage to be less than 3.00:1.00 at any time.

(b)           The Borrower shall not at any time permit (i) Senior Debt to exceed the maximum amount of Senior Debt that would be permitted to be incurred by or for the account of the Borrower under its Fundamental Policies, (ii) Senior Debt to exceed the maximum amount of Senior Debt that would be permitted to be incurred by or for the account of the Borrower on such date under the ICA or other applicable law, or (iii) its Indebtedness to exceed the sum of (A) 50% of (x) the Maximum Borrowing Value of the Borrower’s Margin Stock minus (y) all Ordinary Liabilities to the extent not in excess of the amount determined under clause (x) immediately above, plus (B) the excess, if any, of (x) the Maximum Borrowing Value of the Borrower’s Non-Margin Assets over (y) all Ordinary Liabilities to the extent in excess of the amount determined under clause (A)(x) immediately above.

7.8	Investment

(a)           The Borrower will not purchase, acquire, or otherwise have exposure to, any Investment, other than Permitted Investments.

(b)           The Borrower will not enter into or otherwise acquire or hold any Financial Contract (i) unless (1) the collateral, if any, received or receivable by the Borrower in connection therewith is solely in the form of cash or short-term U.S. treasury securities, and (2) each counterparty thereto or issuer thereof has a minimum senior unsecured unenhanced long term debt rating of at least A- by S&P (or the equivalent rating of another independent rating agency (other than Moody’s) if not so rated by S&P) and at least A3 by Moody’s (or the equivalent rating of another independent rating agency (other than S&P) if not so rated by Moody’s), or (ii) in any case for the purpose of creating or continuing leverage.

7.9	Sanctions, Etc.

(a)           The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund, finance or facilitate any activities or business of or with any Person, or in any country, region or territory, that, at the time, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, lender, advisor, investor, or otherwise).

(b)           The Borrower will not, and will not cause or permit any subsidiary thereof to, violate any applicable law, rule or regulation regarding Sanctions or money laundering, or any Anti-Terrorism Law or Anti-Corruption Law.

(c)           The Borrower and each subsidiary thereof shall at all times maintain, and be in compliance with, policies and procedures designed to promote and achieve compliance by each Affected Person with all applicable laws, rules and regulations regarding Sanctions and money laundering, Anti-Terrorism Laws and Anti-Corruption Laws.

ARTICLE VIII

EVENTS OF DEFAULT

8.1	Events of Default

Each of the following shall constitute an “Event of Default”:

(a)           any principal of any Loan shall not be paid when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           any interest on any Loan or any fee, commission or any other amount (other than an amount referred to in paragraph (a) of this Section 8.1) payable under any Loan Document shall not be paid when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)           any representation, warranty or certification made or deemed made by or on behalf of the Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           (i) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 7.7(a) and such failure shall continue unremedied for a period of twenty consecutive days, (ii) the Adjusted Asset Coverage shall be less than 2.50:1.00 at any time, or (iii) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.1 (a), (b), (c), or (d) or 6.3, 6.8 or 6.9 or in Article 7 (other than Section 7.7(a));

(e)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Credit Agreement (other than those specified in paragraphs (a), (b) or (d) of this Section 8.1), and such failure shall continue unremedied for a period of 30 days after the Borrower shall, or reasonably should, have obtained knowledge thereof;

(f)            the Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to any applicable grace period or notice requirement);

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, or the debts of the Borrower, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the assets of the Borrower; and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Borrower shall (i) voluntarily commence (directly or on its behalf) any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to (directly or on its behalf) the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section 8.1, (iii) apply for or consent to (in either case, directly or on its behalf) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            the Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           (i) the Investment Adviser shall fail to be Tortoise Capital Advisors, LLC, or an Affiliate thereof, (ii) the custodian for all of the assets of the Borrower shall fail to be U.S. Bank National Association, or an Affiliate thereof, (iii) the sole administrator for the Borrower shall fail to be U.S. Bancorp Fund Services, LLC, or an Affiliate thereof, or (iv) the independent auditors for the Borrower shall fail to be Ernst & Young LLP;

(l)            Tortoise Capital Advisors, LLC, shall fail to be an Affiliate of Mariner Holdings, LLC;

(m)          one or more judgments for the payment of money (not paid or covered by insurance) in an aggregate amount in excess of the Threshold Amount shall be rendered against the Borrower and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, vacated or bonded or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment;

(n)           any Loan Document shall cease, for any reason other than pursuant to its terms, to be in full force and effect, or with respect to the Borrower, the Borrower shall so assert in writing or shall disavow any of its obligations thereunder;

(o)           the suspension of registration of the Borrower’s shares or the commencement of any proceeding for such purpose;

(p)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Security Document;

(q)           except as a result of any sale or other transfer of any asset in accordance with the terms of the Loan Documents, any Lien purported to be created under the Security Agreement shall cease to be, or shall be asserted by the Borrower not to be, a valid and perfected Lien on any Collateral (as defined in the Security Agreement), with the priority required by the applicable Security Document; or

(r)           the Borrower’s shares shall be suspended from trading on The New York Stock Exchange for more than two consecutive days upon which trading in shares generally occurs on such exchange, or shall be delisted.

8.2	Remedies

If any Event of Default shall occur and be continuing then, and in every such event (other than an event described in paragraph (h) or (i) of Section 8.1), and at any time thereafter during the continuance of such event, the Bank may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (a) declare the Commitment terminated, and thereupon the Commitment shall terminate immediately and/or (b) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of such Loans so declared to be due and payable, together with accrued and unpaid interest thereon and all fees and other obligations of the Borrower accrued and unpaid under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event described in paragraph (h) or (i) of Section 8.1, the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued and unpaid under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE IX

MISCELLANEOUS

9.1	Notices

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, or sent by electronic transmission in “portable document format”, as follows:

(a)           if to the Borrower, to it at 11550 Ash Street, Suite 300 Leawood, KS 66211, Attention: Brad Adams, (Telephone: (913) 981-1020; Facsimile: (913) 981-1021; or

(b)           if to the Bank, to it at, (i) in all cases, 40 King Street West, 55th Floor, Toronto, ON Canada M5H 1H1, Attention: Eli Mou (Telephone: (416) 350-1178; Facsimile: (416) 350-1161; e-mail address: eli.mou@scotiabank.com and (ii) in the case of all notices and other communications pursuant to Article 2, with a copy to 720 King Street West, 2nd Floor, Toronto, ON Canada M5 2T3, Attention: GWS LoanOps US Corp (Telephone: (212) 225-5705; Facsimile: (212) 225-5709; e-mail address: GWSLoanOps.USCorp@scotiabank.com).

Any party hereto may change its address, e-mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the date of receipt.

9.2	Waivers; Amendments

(a)           No failure or delay by the Bank in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Bank under the Loan Documents are cumulative and are not exclusive of any rights or remedies that the Bank would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the Bank shall have consented thereto in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Bank may have had notice or knowledge of such Default at the time.

(b)           Neither this Credit Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Bank.

9.3	Expenses; Indemnity; Damage Waiver

(a)           The Borrower shall pay (i) all reasonable out-of-pocket costs and expenses incurred by the Bank and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Bank, in connection with the preparation, negotiation, closing and administration of this Credit Agreement or any amendments, modifications or waivers of the provisions of any Loan Document (whether or not the transactions contemplated thereby shall be consummated) and (ii) all reasonable out-of-pocket costs and expenses incurred by the Bank, including the reasonable fees and disbursements of counsel for the Bank, in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section, or in connection with the Loans, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations.

(b)           The Borrower shall indemnify the Bank and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from all losses, claims, damages, liabilities and related costs and expenses (collectively, “Losses”), including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of or as a result of (i) the execution or delivery by the Borrower of any Loan Document or any agreement or instrument contemplated thereby, the performance by the Borrower of its obligations under the Loan Documents or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds thereof, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto. Subject to Section 9.3(c), nothing herein contained shall prevent or prohibit the Borrower from bringing any action against the Bank to recover any Losses suffered by the Borrower to the extent caused by the Bank’s failure to exercise due care in the performance of its obligations under the Loan Documents. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Bank (as found by a final and nonappealable decision of a court of competent jurisdiction), the Bank shall be deemed to have exercised due care.

(c)           To the extent permitted by applicable law, the Borrower agrees that it shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Loan or the use of the proceeds thereof.

(d)          All amounts due under this Section shall be payable promptly but in no event later than 10 days after written demand therefor.

9.4	Successors and Assigns

The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (a) the Borrower shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (b) the Bank shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Borrower, such consent not to be (i) required during the continuance of any Event of Default, or (ii) unreasonably withheld, conditioned or delayed. Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Bank) any legal or equitable right, remedy or claim under or by reason of any Loan Document. Notwithstanding anything to the contrary herein contained, the Bank may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of the Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Bank from any of its obligations hereunder or substitute any such pledgee or assignee for the Bank as a party hereto.

9.5	Survival

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Credit Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Credit Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Commitment has not expired or terminated. The provisions of Sections 3.3, 3.7 and 9.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Commitment or the termination of this Credit Agreement or any provision hereof.

9.6	Counterparts; Integration; Effectiveness

This Credit Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute but one contract. This Credit Agreement and any separate letter agreements with respect to fees payable to the Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Credit Agreement shall become effective when it shall have been executed by the Bank and when the Bank shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of this Credit Agreement by facsimile transmission or electronic transmission in “portable document format” shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

9.7	Severability

In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the legal and economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.8	Right of Setoff

If an Event of Default shall have occurred and be continuing, the Bank and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter owing under the Loan Documents, irrespective of whether or not it shall have made any demand under any Loan Document and although such obligations may be unmatured. The rights of the Bank under this Section are in addition to other rights and remedies (including other rights of set-off) that it may have.

9.9	Governing Law; Jurisdiction; Consent to Service of Process

(a)         THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)         The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement shall affect any right that the Bank may otherwise have to bring any action or proceeding relating to this Credit Agreement or the other Loan Documents against the Borrower, or any of its property, in the courts of any jurisdiction.

(c)         The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Loan Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Credit Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by law.

9.10	WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CREDIT AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11	Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

9.12	Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Bank in accordance with applicable law, the rate of interest payable in respect of such Loan, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to the Bank in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Alternate Base Rate to the date of repayment, shall have been received by the Bank.

9.13	Treatment of Certain Information

The Bank agrees to use reasonable precautions to keep confidential, in accordance with the Bank’s customary procedures for handling confidential information of the same nature, all non-public information supplied by the Borrower pursuant to this Credit Agreement which (a)(i) is clearly identified by such Person as being confidential at the time the same is delivered to the Bank, or (ii) constitutes any financial statement, list of investments or other assets, financial projections or forecasts, budget, compliance certificate, audit report, draft press release, management letter or accountants’ certification delivered hereunder, and (b) as of any date of determination, was received by the Bank within the immediately preceding three year period (“Information”), provided, however, that nothing herein shall limit the disclosure of any such Information (i) to such of its respective Related Parties as need to know such Information, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority, (iii) on a confidential basis, to prospective lenders or their counsel, (iv) to auditors or accountants, and any analogous counterpart thereof, (v) in connection with any litigation to which the Bank is a party, (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Credit Agreement, (B) becomes available to the Bank on a non-confidential basis from a source other than the Borrower, or (C) was available to the Bank on a non-confidential basis prior to its disclosure to the Bank by the Borrower; and (vii) to the extent the Borrower shall have consented to such disclosure in writing. The Bank acknowledges that Information furnished to it pursuant to this Credit Agreement may include material non-public information concerning the Borrower, its Related Parties or the Borrower’s securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law. Notwithstanding anything to the contrary contained in any Loan Document, no provision thereof shall (1) restrict the Bank from providing information to Federal Reserve supervisory staff, (2) require or permit, without the prior approval of the Federal Reserve, the Bank to disclose to the Borrower or any affiliate that any information will be or was provided to Federal Reserve supervisory staff, or (3) require or permit, without the prior approval of the Federal Reserve, the Bank to inform the Borrower or any affiliate of a current or upcoming Federal Reserve examination or any nonpublic Federal Reserve supervisory initiative or action. Nothing in this Credit Agreement or the Loan Documents shall prevent any of the parties hereto and their respective directors, officers, employees, agents and advisors from disclosing to any and all Persons the Tax treatment and Tax structure of the transactions contemplated by this Credit Agreement.

9.14	USA Patriot Act Notice

The Bank hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Patriot Act.

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IN WITNESS WHEREOF, each party hereto has caused this Credit Agreement to be executed by its duly authorized representative as of the date first above written.

TORTOISE ENERGY INDEPENDENCE FUND, INC.

By:	/s/ P. Bradley Adams
Name:	P. Bradley Adams
Title:	CEO

THE BANK OF NOVA SCOTIA

By:	/s/ Eli Mou
Name:	Eli Mou
Title:	Director and Execution Head

 Tortoise Energy Independence Fund, Inc. – Credit Agreement

TORTOISE ENERGY INDEPENDENCE FUND, INC.

EXHIBIT A

FORM OF NOTE

[Date]

New York, New York

FOR VALUE RECEIVED, Tortoise Energy Independence Fund, Inc., a Maryland corporation (the “Borrower”), hereby promises to pay to the order of The Bank of Nova Scotia (the “Bank”) the unpaid principal amount of the Loans made by the Bank to the Borrower, in the amounts and at the times set forth in the Credit Agreement, dated as of June 2, 2016, between the Borrower and the Bank (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), and to pay interest from the date hereof on the principal balance of such Loans from time to time outstanding at the rate or rates and at the times set forth in the Credit Agreement, in each case at the office of the Bank specified therefor in the Credit Agreement, or at such other place as the Bank may specify from time to time, in lawful money of the United States of America in immediately available funds. Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

The Loans evidenced by this Note are prepayable in the amounts, and under the circumstances, and their respective maturities are subject to acceleration upon the terms, set forth in the Credit Agreement. This Note is subject to, and should be construed in accordance with, the provisions of the Credit Agreement, and is entitled to the benefits and any security set forth in the Loan Documents.

The Bank is hereby authorized to record on the Loan Schedule annexed hereto, and any continuation sheet(s) which the Bank may attach thereto, the date, amount, type, Interest Period, Applicable Rate, and amount of repayment for each Loan. The entries made in the Loan Schedule shall be prima facie evidence of the existence and amounts of the obligations hereunder, provided that the failure to so record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of the Loan Documents.

Except as specifically otherwise provided in the Credit Agreement, the Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Note.

Whenever in this Note any Person is referred to, such reference shall be deemed to include the successors and assigns of such Person. The Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void). No failure or delay by the Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Neither this Note nor any provision hereof may be waived, amended or modified, nor shall any departure therefrom be consented to, except pursuant to a written agreement entered into between the Borrower and the Bank.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

All communications and notices hereunder shall be in writing and given as provided in Section 9.1 of the Credit Agreement.

This Note, and the obligations of the Borrower hereunder, are secured by the Security Agreement.

The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note or the other Loan Documents, or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State, Federal and appellate court. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Note shall affect any right that the Bank may otherwise have to bring any action or proceeding relating to this Note or the other Loan Documents against the Borrower, or any of its property, in the courts of any jurisdiction.

The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note or the other Loan Documents in any court referred to in the preceding paragraph hereof. The Borrower hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

The Borrower irrevocably consents to service of process in the manner provided for notices herein. Nothing herein will affect the right of the Bank to serve process in any other manner permitted by law.

2

THE BORROWER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE. THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE BANK HAS BEEN INDUCED TO ACCEPT THIS NOTE AND ENTER INTO THE LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

This Note is subject to Section 1.4 of the Credit Agreement.

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3

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its duly authorized representative as of the date first above written.

TORTOISE ENERGY INDEPENDENCE FUND, INC.

By:
Name:
Title:

LOAN SCHEDULE

to

Note

	Amount		Interest	Applicable	Amount of	Notation
Date	of Loan	Type	Period	Rate	repayment	made by

TORTOISE ENERGY INDEPENDENCE FUND, INC.

EXHIBIT B

OUTLINE OF OPINION OF COUNSEL TO THE BORROWER

1.             The Borrower is a corporation organized, validly existing and in good standing under the laws of the State of Maryland, and has all requisite corporate power and authority to conduct its business as it is currently conducted.

2.             The Borrower is duly registered as a closed-end investment company under the Investment Company Act of 1940, as amended.

3.             The Borrower is a “regulated investment company” under Section 851 of the Internal Revenue Code of 1986, as amended.

4.             The execution and delivery by the Borrower of the Loan Documents to which it is a party and the consummation by the Borrower of its obligations thereunder are within the Borrower’s corporate power and authority and have been duly authorized by all necessary corporate action on the part of the Borrower.

5.             Each Loan Document to which the Borrower is a party has been duly executed and delivered by the Borrower, and constitutes the valid and binding obligation of the Borrower, enforceable against the Borrower and the Borrower’s property in accordance with its terms.

6.             The execution, delivery and performance by the Borrower of each Loan Document to which it is a party and the consummation by the Borrower of its obligations thereunder do not result in (a) any violation by the Borrower of (i) the provisions of its Organization Documents, (ii) applicable law, or (iii) to our knowledge, any order, writ, judgment or decree of any U.S. federal or state court or governmental authority or regulatory body having jurisdiction over the Borrower or any of its properties, or (b) a breach or default or require the creation or imposition of any security interest or Lien (other than the security interests created under the Loan Documents) upon any properties of the Borrower pursuant to any material agreement, contract or instrument known to us to which the Borrower is a party or by which it or any of its property is bound.

7.             No consent, approval, authorization or other action by, and no notice to or filing (other than the filing of UCC Financing Statements in connection with the perfection of the security interests created under the Loan Documents) with, any federal or state governmental authority or regulatory body (other than routine federal and state securities filings) is required for the due execution, delivery and consummation by the Borrower of its obligations under the Loan Documents to which it is a party.

8.             We hereby confirm to you that, to our knowledge, no action or proceeding against and naming the Borrower is pending or overtly threatened by written communication to the Borrower before any court, governmental authority or arbitrator that calls into question the validity or enforceability of any Loan Document or which would result in any material adverse effect on the business operations, prospects, or financial condition of the Borrower.

9.             The Security Agreement is effective to create in favor of the Bank, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement). When the pledged property constituting such Collateral is delivered to the Custodian or the Custodian otherwise holds the securities entitlements thereto, such security interest shall be perfected, free of adverse claims. When the UCC financing statement is filed in the governmental office listed thereon, such security interest shall be perfected.

2

TORTOISE ENERGY INDEPENDENCE FUND, INC.

EXHIBIT C-1

FORM OF WRITTEN VARIABLE BORROWING REQUEST

[Date]

The Bank of Nova Scotia

40 King Street West

55th Floor

Toronto, ON, Canada

M5H 1H1

Attn: Eli Mou

Gentlemen/Ladies:

Reference is made to the Credit Agreement, dated as of June 2, 2016, between Tortoise Energy Independence Fund, Inc., a Maryland corporation, and The Bank of Nova Scotia (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Each term defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

[For a Borrowing Request submitted in connection with a borrowing of a Variable Rate Loan under Section 2.2(a)]1

1.	Pursuant to Section 2.2(a) of the Credit Agreement, the undersigned hereby gives notice of its intention to borrow a Variable Rate Loan (the “Proposed Borrowing”) under the Credit Agreement, and in connection therewith sets forth below the information relating to such borrowing as required by Section 2.2(a) of the Credit Agreement:

(a)	The aggregate amount of the Proposed Borrowing is $________.

(b)	The date (which shall be a Business Day) of such Proposed Borrowing is _________________, 20___ (the “Proposed Borrowing Date”).

(c)	The Proposed Borrowing is to be [an Overnight Loan] [an ABR Loan] [or] [a LIBOR Loan having an Interest Period of ___________].

(d)	Proceeds of the Proposed Borrowing are to be wired or otherwise transferred to: [Specify exact wire or transfer instructions].

[1]	If no new borrowing is requested by the submission of this Borrowing Request, delete the opening paragraph and the numbered paragraphs comprising this section. If a new borrowing is hereby requested, complete as appropriate.

2.	The Adjusted Asset Coverage (after giving effect to the Proposed Borrowing) is set forth below, reasonably detailed calculations of which appear on Schedule A attached hereto:

Adjusted Asset Coverage

______:1.00

3.	The Borrower hereby certifies that:

(a)	on and as of the date hereof, no Default has occurred and is continuing, and

(b)	on and as of the Proposed Borrowing Date, (i) no Default shall have occurred and be continuing, and (ii) the representations and warranties of the Borrower set forth in each Loan Document to which it is a party shall be true and correct in all respects (other than, as to any such representation or warranty that by its terms refers to a specific date, in which case such representation and warranty shall be true and correct in all respects as of such specified date).

[For a Borrowing Request submitted in connection with a conversion or continuation of a Variable Rate Loan under Section 2.2(b)]2

1.	Pursuant to Section 2.2(b) of the Credit Agreement, the undersigned hereby gives notice of its intention to [convert all or any portion of an ABR Loan to a LIBOR Loan] [convert all or any portion of a ABR Loan to an Overnight Loan] [convert all or any portion of an Overnight Loan to an ABR Loan][convert all or any portion of a Overnight Loan to a LIBOR Loan][convert all or any portion of a LIBOR Loan to an ABR Loan] [convert all or any portion of a LIBOR Loan to an Overnight Loan][continue all or any portion of a LIBOR Loan as a LIBOR Loan having an additional Interest Period] (the “[Proposed Conversion][Proposed Continuation]”) under the Credit Agreement, and in connection therewith sets forth below the information relating to such borrowing as required by Section 2.2(b) of the Credit Agreement:

(a)	The aggregate amount of the Variable Rate Loan to be [converted][continued] is $________. Such Variable Rate Loan is a[n] [ABR Loan][Overnight Loan][LIBOR Loan].

(b)	The date (which shall be a Business Day) of such [conversion][continuation] is _________________, 20___.

(c)	The Variable Rate Loan to be [converted][continued] shall be [converted into a [ABR Loan] [Overnight Loan][LIBOR Loan having an Interest Period of ___________]] [continued as a LIBOR Loan having an Interest Period of ____________].

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2 If no conversion or continuation of an existing Loan is requested by the submission of this Borrowing Request, delete the opening paragraph and the numbered paragraphs comprising this section. If a conversion or continuation is hereby requested, complete as appropriate.

2

IN WITNESS WHEREOF, the undersigned has caused this Written Variable Borrowing Request to be executed by its duly authorized representative as of the date first above written.

Very truly yours,

TORTOISE ENERGY INDEPENDENCE FUND, INC.

By:
Name:
Title:

SCHEDULE A

Detailed Calculations

TORTOISE ENERGY INDEPENDENCE FUND, INC.

EXHIBIT C-2

FORM OF WRITTEN FIXED BORROWING REQUEST

[Date]

The Bank of Nova Scotia

40 King Street West

55th Floor

Toronto, ON, Canada

M5H 1H1

Attn: Eli Mou

Gentlemen/Ladies:

Reference is made to the Credit Agreement, dated as of June 2, 2016, between Tortoise Energy Independence Fund, Inc., a Maryland corporation, and The Bank of Nova Scotia (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Each term defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

1.	Pursuant to Section 2.3(a) of the Credit Agreement, the undersigned hereby gives notice of its intention to borrow a Fixed Rate Loan (the “Proposed Borrowing”) under the Credit Agreement, and in connection therewith sets forth below the information relating to such borrowing as required by Section 2.3(a) of the Credit Agreement:

(a)	The aggregate amount of the Proposed Borrowing is $________.

(b)	The date (which shall be a Business Day) of such Proposed Borrowing is _________________, 20___ (the “Proposed Borrowing Date”).

(c)	The Proposed Borrowing is [a new borrowing][a conversion of all or any part of any outstanding Variable Rate Loan].

(d)	The interest period to be used by the Bank to determine the applicable Fixed Rate is _______ year[s].

(e)	Proceeds of the Proposed Borrowing are to be wired or otherwise transferred to: [Specify exact wire or transfer instructions].

2.	The Adjusted Asset Coverage (after giving effect to the Proposed Borrowing) is set forth below, reasonably detailed calculations of which appear on Schedule A attached hereto:

Adjusted Asset Coverage

______:1.00

3.	The Borrower hereby certifies that:

(a)	on and as of the date hereof, no Default has occurred and is continuing, and

(b)	on and as of the Proposed Borrowing Date, (i) no Default shall have occurred and be continuing, and (ii) the representations and warranties of the Borrower set forth in each Loan Document to which it is a party shall be true and correct in all respects (other than, as to any such representation or warranty that by its terms refers to a specific date, in which case such representation and warranty shall be true and correct in all respects as of such specified date).

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2

IN WITNESS WHEREOF, the undersigned has caused this Written Fixed Borrowing Request to be executed by its duly authorized representative as of the date first above written.

Very truly yours,

TORTOISE ENERGY INDEPENDENCE FUND, INC.

By:
Name:
Title:

SCHEDULE A

Detailed Calculations

TORTOISE ENERGY INDEPENDENCE FUND, INC.

EXHIBIT D

FORM OF CLOSING CERTIFICATE

Reference is made to the Credit Agreement, dated as of June 2, 2016, between Tortoise Energy Independence Fund, Inc., a Maryland corporation (the “Borrower”), and The Bank of Nova Scotia (the “Credit Agreement”). Each term defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein. This Certificate is being delivered pursuant to Section 5.1(d) of the Credit Agreement.

The undersigned hereby certifies that:

1.          I am [the or a] duly elected or appointed, as the case may be, and qualified [Assistant] Secretary of the Borrower.

2.          Attached hereto as Annex A are true, complete and correct copies of each Organization Document of the Borrower, as in effect on the date hereof, as follows: [List Organization Documents].

3.          Attached hereto as Annex B are true, complete and correct copies of the resolutions of the Board approving each Loan Document to which the Borrower is a party and the transactions contemplated thereby, all of which are in full force and effect on the date hereof.

4.          Attached hereto as Annex C is a certificate of good standing of the Borrower issued by the Secretary of State or analogous official of its jurisdiction of formation.

5.          Attached hereto as Annex D are true, complete and correct copies of the most recent Prospectus, Statement of Additional Information and current Registration Statement of the Borrower, as in effect on the date hereof.

6.          Attached hereto as Annex E is a true, complete and correct copy of the Custody Agreement.

7.          The following persons are duly elected or appointed, as the case may be, and qualified authorized representatives of the Borrower, in each case having the title set forth below, hand the signatures appearing opposite their respective names are the genuine signatures of such persons:

Name	Title	Signature

IN WITNESS WHEREOF, I have hereunto set my hand as of [Date].

Name:

Title:	[Assistant] Secretary

The undersigned hereby certifies that:

1.       _____________________ is the [the or a] duly elected or appointed, as the case may be, and qualified [Assistant] Secretary of the Borrower.

2.       Attached hereto as Annex F are true, complete and correct copies of the most recent annual and semiannual reports of the Borrower.

IN WITNESS WHEREOF, I have hereunto set my hand as of [Date].

Name:

Title:

TORTOISE ENERGY INDEPENDENCE FUND, INC. EXHIBIT E FORM OF FR U-1	FR U-1 OMB Number 7100-0115 Approval expires January 31, 2018 Page 1 of 2

Board of Governors of the Federal Reserve System

Statement of Purpose for an Extension of Credit Secured by Margin Stock—FR U-1

THE BANK OF NOVA SCOTIA

Name of Bank

This form is required by law (15 U.S.C. §§ 78g and 78w; 12 C.F.R. § 221).	The Federal Reserve may not conduct or sponsor, and an organization (or a person) is not required to respond to, a collection of information unless it displays a currently valid OMB control number.

Instructions

1.	This form must be completed when a bank extends credit in excess of $100,000 secured directly or indirectly, in whole or in part, by any margin stock.

2.	The term “margin stock” is defined in Regulation U (12 C.F.R. § 221) and includes, principally: (1) stocks that are registered on a national securities exchange or any over-the-counter security designated for trading in the National Market System; (2) debt securities (bonds) that are convertible into margin stock; and (3) shares of most mutual funds.

3.	Please print or type (if space is inadequate, attach separate sheet).

Part I

To be completed by borrower(s)

1.	What is the amount of the credit being extended? See Attachment A

2.	Will any part of this credit be used to purchase or carry margin stock? ☒ Yes ☐ No
If the answer is “No,” describe the specific purpose of the credit.

I (We) have read this form and certify that to the best of my (our) knowledge and belief the information given is true, accurate, and complete, and that the margin stock and any other securities collateralizing this credit are authentic, genuine, unaltered, and not stolen, forged, or counterfeit.

Signed: TORTOISE ENERGY INDEPENDENCE FUND, INC.		Signed:

June , 2016
Borrower’s Signature	Date	Borrower’s Signature	Date

P. Bradley Adams, CEO
Print or Type Name		Print or Type Name

This form should not be signed if blank.

A borrower who falsely certifies the purpose of a credit on this form or otherwise willfully or intentionally evades the provisions of Regulation U will also violate Federal Reserve Regulation X, “Borrowers of Securities Credit.”

Public reporting burden for this collection of information is estimated to average 10 minutes per response, including the time to gather and maintain data in the required form and to review instructions and complete the information collection. Send comments regarding this burden estimate or any other aspect of this collection of information, including suggestions for reducing this burden to: Secretary, Board of Governors of the Federal Reserve System, 20th and C Streets, NW, Washington, DC 20551; and to the Office of Management and Budget, Paperwork Reduction Project (7100-0115), Washington, DC 20503.

01/2015

FR U-1

Part II

To be completed by bank only if the purpose of the credit is to purchase or carry margin securities (Part I (2) answered “yes”).

1.	List the margin stock securing this credit; do not include debt securities convertible into margin stock. The maximum loan value of margin stock is 50 percent of its current market value under the current Supplement to Regulation U.

Date and source
No. of shares		Market price	of valuation	Total market
	Issue	per share	(See note below)	value per issue

SEE ATTACHMENT A

2.	List the debt securities convertible into margin stock securing this credit. The maximum loan value of such debt securities is 50 percent of the current market value under the current Supplement to Regulation U.

Date and source
Principal amount			of valuation	Total market
	Issue	Market price	(See note below)	value per issue
SEE ATTACHMENT A

3.	List other collateral including nonmargin stock securing this credit.

Date and source
	Market price	of valuation	Good faith
Describe briefly		(See note below)	loan value

SEE ATTACHMENT A

NOTE: Bank need not complete fields for Date and source of valuation if the market value was obtained from regularly published information in either a journal of general circulation or an automated quotation system.

Part III

To be signed by a bank officer in all instances.

I am a duly authorized representative of the bank and understand that this credit secured by margin stock may be subject to the credit restrictions of Regulation U. I have read this form and any attachments, and I have accepted the customer’s statement in Part I in good faith as required by Regulation U*; and I certify that to the best of my knowledge and belief, all the information given is true, accurate, and complete. I also certify that if any securities that directly secure the credit are not or will not be registered in the name of the borrower or its nominee, I have or will cause to have examined the written consent of the registered owner to pledge such securities. I further certify that any securities that have been or will be physically delivered to the bank in connection with this credit have been or will be examined, that all validation procedures required by bank policy and the Securities Exchange Act of 1934 (section 17(f), as amended) have been or will be performed, and that I am satisfied to the best of my knowledge and belief that such securities are genuine and not stolen or forged and their faces have not been altered.

Signed:   THE BANK OF NOVA SCOTIA

June , 2016
Bank Officer’s Signature	Date

Eli Mou	Director & Execution Head
Print or Type Name	Title

* To accept the customer’s statement in good faith, the duly authorized representative of the creditor must be alert to the circumstances surrounding the credit and, if in possession of any information that would cause a prudent person not to accept the statement without inquiry, must have investigated and be satisfied that the statement is truthful. Among the facts which would require such investigation are receipt of the statement through the mail or from a third party.

This form must be retained by the lender for three years after the credit is extinguished.

09/2011

Attachment A

To

Federal Reserve Form U-1

This Attachment A forms a part of the Form FR U-1 (the “Form FR U-1”) that is being executed in connection with that certain Credit Agreement, dated as of June 2, 2016 (the “Credit Agreement”), between Tortoise Energy Independence Fund, Inc., a Maryland corporation (the “Company”) and The Bank of Nova Scotia (the “Bank”).

For purposes of the Form FR U-1, the Company is the “Borrower”.

The amount of credit being extended is up to $80,000,000.

The Company is an investment company registered under the Investment Company Act of 1940, as amended.

All or a substantial portion of the Company’s assets may be “margin stock” (within the meaning of Regulation U). The obligations of the Company under the Credit Agreement and the other agreements and instruments executed and delivered in connection therewith are directly secured by assets that may at times include margin stock.

A list of assets of the Company shall be provided at such times, and in such detail, as is required by Regulation U.

TORTOISE ENERGY INDEPENDENCE FUND, INC.

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement, dated as of June 2, 2016, between Tortoise Energy Independence Fund, Inc., a Maryland corporation and The Bank of Nova Scotia (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein that are defined in the Credit Agreement shall have the meanings therein defined. This Certificate is being delivered pursuant to Section 6.1[(c) or (d)] of the Credit Agreement.

[SELECT ONE OF THE FOLLOWING TWO OPTIONS]

[[OPTION 1 - For quarterly compliance certificate under Section 6.1(c) of the Credit Agreement] The undersigned, an authorized representative of the Borrower, hereby certifies that as of [fill in the appropriate fiscal quarter-end date], [[no Default has occurred and is continuing] or [the following Default[s] [has/have] occurred and [is/are] continuing: _____________________].]

[OR]

[[OPTION 2 - For monthly compliance certificate under Section 6.1(d) of the Credit Agreement] The undersigned, an authorized representative of the Borrower, hereby certifies that as of [fill in the appropriate month-end date]:

1.           The Adjusted Asset Coverage is set forth below, reasonably detailed calculations of which appear on Schedule A attached hereto:

Adjusted Asset Coverage

______:1.00

2.           Senior Debt does not exceed the maximum amount of Senior Debt that would be permitted to be incurred by or for the account of the Borrower under its Fundamental Policies.

3.           Senior Debt does not exceed the maximum amount of Senior Debt that would be permitted to be incurred by or for the account of the Borrower on the date hereof under the ICA or other applicable law.

4.           Indebtedness of the Borrower does not exceed the sum of (A) 50% of (x) the Maximum Borrowing Value of the Borrower’s Margin Stock minus (y) all Ordinary Liabilities to the extent not in excess of the amount determined under clause (x) immediately above, plus (B) the excess, if any, of (x) the Maximum Borrowing Value of the Borrower’s Non-Margin Assets over (y) all Ordinary Liabilities to the extent in excess of the amount determined under clause (A)(x) immediately above.

5.           The Borrower does not have exposure to any Investment other than Permitted Investments.

6.           The Borrower does not hold any Financial Contract (i) unless (1) the collateral, if any, received or receivable by the Borrower in connection therewith is solely in the form of cash or short-term U.S. treasury securities, and (2) each counterparty thereto or issuer thereof has a minimum senior unsecured unenhanced long term debt rating of at least A- by S&P (or the equivalent rating of another independent rating agency (other than Moody’s) if not so rated by S&P) and at least A3 by Moody’s (or the equivalent rating of another independent rating agency (other than S&P) if not so rated by Moody’s), or (ii) in any case for the purpose of creating or continuing leverage.

[the remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, I have hereunto set my hand as of [Date].

Name:
Title:

[FOR OPTION 2 ONLY]

SCHEDULE A

Detailed Calculations

TORTOISE ENERGY INDEPENDENCE FUND, INC.

EXHIBIT G

FORM OF SECURITY AGREEMENT

Security Agreement (as the same may be amended, supplemented or otherwise modified from time to time, this “Security Agreement”), dated as of June 2, 2016, by and between Tortoise Energy Independence Fund, Inc., a Maryland corporation (the “Borrower”), and The Bank of Nova Scotia (the “Bank”).

RECITALS

I.            Reference is made to the Credit Agreement, dated as of the date hereof, between the Borrower and the Bank (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

II.          It is a condition precedent to the making of all Loans and all other extensions of credit under the Credit Agreement that the Borrower shall have executed and delivered this Security Agreement.

Therefore, in consideration of the Recitals, the terms and conditions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank hereby agree as follows:

Section 1.             Defined Terms

(a)          Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

(b)         When used in this Security Agreement, the following capitalized terms shall have the respective meanings ascribed thereto as follows:

“Collateral” has the meaning set forth in Section 2.

“Collateral Control Notice” means any of the following: (a) a Notice of Exclusive Control (as defined in the Control Agreement), or (b) other than in connection with obtaining information with respect to the Collateral, confirming the Custodian’s compliance with the Control Agreement, or confirming the Borrower’s compliance with the Loan Documents, (i) an Entitlement Order with respect to any Collateral, (ii) any instruction to a bank directing disposition of funds in any Deposit Account at such bank constituting Collateral, or (iii) any direction to a Commodity Intermediary to apply any value distributed on account of any Commodity Contract constituting Collateral.

“Custody Account” means, collectively, each Commodity Account, Deposit Account and Securities Account that the Borrower maintains at any time and from time to time with the Custodian.

“Custody Assets” means, as of any time, all of the Accounts, cash, cash equivalents, Chattel Paper, Deposit Accounts, Documents, Financial Assets, Financial Contracts, General Intangibles, Instruments, Investment Property, Money, Supporting Obligations in respect of the foregoing and Proceeds of all of the foregoing, in each case that, at such time, are in the Custody Account.

“Excluded Collateral” means (a) any contract or agreement constituting a General Intangible or a Promissory Note, but only to the extent that the granting of a Security Interest therein by the Borrower would violate any applicable law or any enforceable provision of such contract or agreement, provided that to the extent the Security Interest herein granted at any time hereafter shall no longer violate any applicable law, and/or immediately upon such provision no longer being enforceable, as the case may be, such contract or agreement, as the case may be shall automatically and without any further action cease to be “Excluded Collateral”, and the Borrower shall be deemed to have granted automatically and without any further action a Security Interest therein subject hereto as if such law had never existed or such provision had never been enforceable, as the case may be, and (b) assets of the Borrower subject to any Lien permitted pursuant to Section 7.2(f) of the Credit Agreement, to the extent that the terms of the agreements governing such Lien contain a prohibition on the granting of a security interest therein pursuant hereto that is enforceable against the Borrower.

“NYUCC” means the UCC as in effect in the State of New York on the date of this Security Agreement.

“Obligations” means all of the obligations and liabilities of the Borrower to the Bank and the Related Parties thereof under the Loan Documents and each Secured Financial Contract, in each case whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired.

“Permitted Charge” means a Permitted Lien to the extent that its priority over the Security Interest created hereby would not (a) cause a breach of any representation or warranty of the Borrower in Section 3(c), or (b) violate any covenant of the Borrower in Section 4(h).

“Secured Financial Contract” means a Financial Contract entered into by the Borrower with the Bank or any Related Party thereof.

“UCC” means, with respect to any jurisdiction, Articles 1, 8 and 9 of the Uniform Commercial Code as from time to time in effect in such jurisdiction.

(c)          Except as may otherwise be expressly provided herein, when used in this Security Agreement, the following capitalized terms shall have the respective meanings ascribed thereto in the NYUCC: “Account”, “Adverse Claim”, “Chattel Paper”, “Commodity Account”, “Commodity Contract”, “Commodity Intermediary”, “Deposit Account”, “Document”, “Entitlement Order”, “Financial Asset”, “General Intangible”, “Instrument”, “Investment Property”, “Money”, “Proceeds”, “Promissory Note”, “Records”, “Secured Party”, “Securities Account”, “Security Interest”, and “Supporting Obligation” as the same may be modified by the provisions hereof.

Section 2.       Grant of Security Interest

To secure the prompt and complete payment, observance and performance of the Obligations, the Borrower hereby grants to the Bank a Security Interest in and to all of the Borrower’s right, title and interest in and to the following (with respect to the items listed in clauses (ii) and (iii) below, only to the extent such items would not constitute Excluded Collateral):

(i)            the Custody Account and the Custody Assets,

(ii)           all Accounts, cash, cash equivalents, Chattel Paper, Deposit Accounts, Financial Assets, Financial Contracts, General Intangibles, Instruments, Investment Property, and Money,

(iii)          all Supporting Obligations in respect of all of the foregoing, and

(iv)          all Records in respect of all of the foregoing,

in each case, whether now owned or existing or hereafter arising or acquired, together with all of the Proceeds (which shall include all dividends, distributions, accessions and income on and in respect of all of the foregoing and all other rights and benefits in respect thereof) of all of the foregoing (collectively, the “Collateral”).

Section 3.       Representations and Warranties

The Borrower hereby represents and warrants to the Bank as follows:

(a)          As of the date hereof, the Borrower is a corporation duly formed and validly existing under the laws of the State of Maryland.

(b)          Except as otherwise expressly permitted under this Security Agreement, since the Borrower’s formation, there has been no change in (i) its legal name or structure, or (ii) its jurisdiction of formation.

(c)          On the date hereof, (i) this Security Agreement creates an enforceable Security Interest in the Collateral in favor of the Bank, (ii) there are no Liens upon the Collateral other than Permitted Liens, and (iii)(1) with respect to the Collateral constituting the Custody Account and the Custody Assets, the Bank has a perfected Security Interest in such Collateral, which Security Interest is, other than with respect to the Liens permitted by Section 7.2(e) of the Credit Agreement, prior to all other Liens, and (2) with respect to all other Collateral in which a Security Interest may be perfected by filing a financing statement, assuming the presentation for filing of the financing statement, a copy of which is attached as Annex A hereto, at the governmental office listed thereon together with the appropriate filing fees therefor on the date hereof, the Bank has a perfected Security Interest in such Collateral, which Security Interest is prior to all Liens other than the Liens permitted by Section 7.2(f) of the Credit Agreement.

Section 4.       Covenants

The Borrower hereby covenants with the Bank as follows:

(a)          The Borrower shall not effect or permit any change in its legal name, its form of organization, its jurisdiction of organization, in each case unless it shall provide the Bank with prior written notice thereof and UCC financing statements (or amendments thereto), in form and substance reasonably satisfactory to the Bank, shall have been filed at the expense of the Borrower in all filing offices designated by the Bank.

(b)         The Borrower shall, at its own expense, promptly authorize, execute and deliver, as applicable, all certificates, instruments, endorsements, financing and continuation statements and amendments thereto, notices, agreements (including control agreements), and other documents, and take all further action, that the Bank may reasonably request from time to time in order to perfect and protect the Security Interest granted hereby or to enable the Bank to exercise and enforce its rights and remedies hereunder with respect to the Collateral. In furtherance of the foregoing, the Borrower agrees that all Chattel Paper, Instruments, and certificated Financial Assets constituting Collateral that are delivered to the Bank or the Custodian by, on behalf of, or for the benefit of, the Borrower shall be in bearer form or in registered form issued or indorsed (with appropriate signature guarantees, to the extent that it is usual and customary for the Custodian to obtain such signature guarantees in the ordinary course of its custody business) to the Bank or the Custodian, or a nominee of either of them, or in blank. The Borrower also agrees to provide to the Bank, from time to time upon reasonable request, evidence (including legal opinions from law firms satisfactory to the Bank and Collateral audits) reasonably satisfactory to the Bank as to the perfection and priority of the Liens created or intended to be created by the Security Agreement. If any assets are acquired by the Borrower after the date hereof (other than assets constituting Collateral that become subject to the Lien of the Security Agreement upon acquisition thereof and other than assets upon which the Bank has a first perfected Lien), the Borrower will notify the Bank thereof, and, if requested by the Bank, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or reasonably requested by the Bank to grant and perfect such Liens, all at the expense of the Borrower.

(c)          To the fullest extent not prohibited by applicable law or any agreement to which it is a party or by which it is bound, the Borrower at its own expense shall furnish to the Bank such information, reports, statements and schedules with respect to the Collateral as the Bank may reasonably request from time to time.

(d)          The Borrower at its own expense shall defend the Collateral against all claims of any kind or nature (other than Permitted Charges) of all Persons at any time claiming the same or any interest therein adverse to the interests of the Bank or the Custodian.

(e)           Except as otherwise required by applicable law, the Borrower agrees that, with respect to the Collateral, neither the Bank nor the Custodian has any obligation to preserve rights against prior or third parties.

(f)           The only duty of the Bank with respect to the Collateral delivered to it shall be to use reasonable care in the custody and preservation of the Collateral, and the Borrower agrees that if the Bank accords the Collateral substantially the same kind of care as it accords its own property or delivers such Collateral over to the Custodian, such care shall presumptively be deemed reasonable. In the event that all or any part of the Chattel Paper, Documents, Instruments, or certificated Financial Assets constituting the Collateral are lost, destroyed or wrongfully taken while in the possession of the Bank or the Custodian, the Borrower agrees that it will use commercially reasonable efforts to cause the delivery of new Chattel Paper, Documents, Instruments, or certificated Financial Assets, as the case may be, in place of those lost, destroyed or wrongfully taken upon request therefor by the Bank or the Custodian, without the necessity of any indemnity bond or other security, other than the Bank’s or the Custodian’s agreement of indemnity upon usual and customary terms therefor.

(g)          Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Security Agreement had not been executed, (ii) the exercise by the Bank or the Custodian of any of its rights hereunder or under the Custody Agreement shall not release the Borrower from any of its duties or obligations under any such contract or agreement, (iii) the Bank shall not have any obligation or liability, including indemnification obligations, under any such contract or agreement by reason of this Security Agreement or the Custody Agreement, nor shall the Bank be obligated to perform any of the obligations or duties of the Borrower thereunder, to make any payment, to make any inquiry as to the nature or sufficiency of any payment received by the Borrower or the sufficiency of any performance by any party under any such contract or agreement or to take any action to collect or enforce any claim for payment assigned hereunder and (iv) the Bank shall not be under any duty to send notices, perform services, exercise any rights of collection, enforcement, conversion or exchange, vote, pay for insurance, taxes or other charges or take any action of any kind in connection with the management of the Collateral.

(h)          The Borrower agrees that it shall (i) at all times (1) with respect to the Collateral constituting the Custody Account and the Custody Assets, cause the Bank to have a perfected Security Interest in such Collateral, which Security Interest shall be, other than with respect to the Liens permitted by Section 7.2(e) of the Credit Agreement, prior to all other Liens, and (2) with respect to all other Collateral in which a Security Interest may be perfected by filing a financing statement, cause the Bank to have a perfected Security Interest in such Collateral, which Security Interest shall be prior to all Liens other than the Liens permitted by Section 7.2(f) of the Credit Agreement, and (ii) not cause or permit any of the Collateral (1) to be subject to any Lien other than Permitted Liens, or (2) to be subject to any Lien (other than Permitted Charges) that has any priority over the Security Interest granted hereby.

Section 5.       Voting and Distributions

(a)          Unless and until an Event of Default shall have occurred and be continuing and the Bank shall have delivered to the Borrower a written notice of its intention to exercise the voting and/or other consensual rights and powers referred to in this Section 5 (a “Collateral Notice”):

(i)             The Borrower shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of the Collateral owned or held by it or on its behalf, or any part thereof, for any purpose consistent with the terms of this Security Agreement and the other Loan Documents; provided, however, that the Borrower will not exercise any such right if the result thereof would materially and adversely affect the rights inuring to a holder of the Collateral or the rights and remedies of the Bank under this Security Agreement or any other Loan Document or the ability of the Bank to exercise the same.

(ii)            The Bank shall execute and deliver to the Borrower, or cause to be executed and delivered to the Borrower, all such proxies, powers of attorney and other instruments as the Borrower may reasonably request for the purpose of enabling it to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to Section 5(a)(i) and to receive the cash payments it is entitled to receive pursuant to Section 5(a)(iii).

(iii)           Subject to the Security Interest created hereby and the terms and conditions of the Loan Documents, the Borrower shall be entitled to receive, retain and use any and all dividends, distributions, interest and principal paid on, and Proceeds of, the Collateral owned or held by it or on its behalf.

(b)          Upon receipt by the Borrower of a Collateral Notice upon the occurrence of, or at any time during the continuance of, an Event of Default:

(i)             To the extent not prohibited by applicable law, all rights of the Borrower to receive and retain dividends, distributions, interest and principal paid on, and Proceeds of, the Collateral that it is authorized to receive pursuant to Section 5(a)(iii) shall cease, and all such rights shall thereupon become vested in the Bank, which shall have the sole and exclusive right and authority to receive and retain such dividends, distributions, interest, principal and Proceeds, as applicable. All dividends, distributions, interest, principal and Proceeds received by or on behalf of the Borrower contrary to the provisions of this Section shall be held in trust for the benefit of the Bank, shall be segregated from other property or funds of the Borrower and shall be forthwith delivered to the Bank or the Custodian upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Bank pursuant to the provisions of this subsection (i) shall be retained by the Bank in an account to be established in the name of the Bank upon receipt of such money or other property. Subject to the provisions of this subsection (i), such account shall at all times be under the sole dominion and control of the Bank, and the Bank shall at all times have the sole right to make withdrawals therefrom and to exercise all rights with respect to the funds and other property from time to time therein or credited thereto, provided that such funds or other property shall not be withdrawn or applied for any purpose other than toward the payment of the Obligations.

(ii)          To the extent not prohibited under applicable law, all rights of the Borrower to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 5(a)(i), and the obligations of the Bank under Section 5(a)(ii), shall cease, and all such rights shall thereupon become vested in the Bank, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers, provided that the Bank shall have the right from time to time to permit the Borrower to exercise such rights.

Section 6.       Remedies

(a)          Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, the Bank may:

(i)             exercise any and all rights and remedies (x) granted to a Secured Party by the NYUCC or otherwise allowed at law, and/or (y) otherwise provided by this Security Agreement, and

(ii)            dispose of the Collateral as it may choose, so long as every aspect of the disposition, including the method, manner, time, place and terms thereof, is commercially reasonable, and the Borrower agrees that, without limitation, the following are each commercially reasonable: (x) if the Bank is required by law to give any notice of disposition of the Collateral, the Bank shall not in any event be required to give more than two (2) Business Days’ prior notice to the Borrower of any such disposition, (y) any place within the City of New York may be designated by the Bank for disposition, and (z) the Bank may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)         To the extent permitted by law, the Borrower hereby expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force, which might delay, prevent or otherwise impede the performance or enforcement of this Security Agreement.

(c)          In view of the position of the Borrower in relation to the Collateral, or because of other current or future circumstances, a question may arise under the Securities Act or any similar applicable law of any other Governmental Authority analogous in purpose or effect (such Act and any such similar law as from time to time in effect being called the “Securities Laws”) with respect to any disposition of the Collateral permitted hereunder. The Borrower understands that compliance with the Securities Laws might very strictly limit the course of conduct of the Bank if the Bank were to attempt to dispose of all or any part of the Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Bank in any attempt to dispose of all or part of the Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. The Borrower recognizes that in light of such restrictions and limitations the Bank may, with respect to any sale of Collateral to which such restrictions or limitations may (in the reasonable judgment of the Bank) apply, limit the purchasers to those who will agree, among other things, to acquire such Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. The Borrower acknowledges and agrees that in light of such restrictions and limitations, the Bank, in its sole and absolute discretion, (i) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Collateral, or any part thereof, shall have been filed under the Securities Laws and (ii) may approach and negotiate with a single potential purchaser to effect such sale. The Borrower acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Bank shall incur no responsibility or liability for selling all or any part of the Collateral at a price that the Bank may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Bank sells any such Collateral.

(d)          The Bank agrees with the Borrower that it shall not deliver any Collateral Control Notice at any time when no Event of Default exists.

Section 7.       Notices

(a)           All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, to the appropriate party hereto at the address therefor set forth in the Credit Agreement.

(b)          All notices and other communications given to any party hereto in accordance with the provisions of this Security Agreement shall be deemed to have been given on the date of receipt.

Section 8.       Waivers; Amendments

Subject to the terms of the Credit Agreement, neither this Security Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Bank.

Section 9.       Successors and Assigns

Subject to the terms of the Credit Agreement, the provisions of this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted under the Credit Agreement, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Security Agreement, expressed or implied, shall be construed to confer upon any Person (other than the Bank and the Related Parties thereof) any legal or equitable right, remedy or claim.

Section 10.     Counterparts; Integration

This Security Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute but one contract. This Security Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 11.     Severability

In the event any one or more of the provisions contained in this Security Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 12.     Governing Law

This Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 13.     WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SECURITY AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 14.     Headings

Article and Section headings used herein are for convenience of reference only, are not part of this Security Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Security Agreement.

Section 15.     Relationship to Credit Agreement

This Security Agreement is the “Security Agreement” under, and as such term is defined in, the Credit Agreement, and is subject to, and shall be construed in accordance with, the provisions thereof applicable hereto.

Section 16.       Release of Collateral

(a)      Upon the request of the Borrower following the later to occur of (i) the earlier to occur of the Commitment Termination Date or such other date as the Borrower shall voluntarily terminate the Commitment in accordance with the terms of the Credit Agreement, and (ii) the payment in full of the Note and the performance by the Borrower of all of the Obligations and its other liabilities under the Loan Documents outstanding at the time of such payment, the Bank shall (x) return or cause to be returned to the Borrower all Collateral which shall remain in the possession of the Bank at such time, and (y) at the sole cost and expense of the Borrower deliver to the Borrower such instruments, UCC termination statements and other documents, and provide for the delivery of such instructions to the Custodian, in each case as the Borrower may reasonably request for the purpose of releasing (in fact and as a matter of record) the Security Interest created by this Security Agreement.

(b)      In the event that the Borrower shall sell, transfer or otherwise dispose of all or any portion of the Collateral (each a “Transfer”), then provided that immediately before and after giving effect thereto no Default shall or would exist, (i) the Bank’s Security Interest created hereby in the Collateral subject to such Transfer shall automatically be released (provided that such Security Interest shall attach to the Proceeds of such Transfer), and (ii) promptly after the request by the Borrower, the Bank shall, at the sole cost and expense of the Borrower deliver to the Borrower such instruments, UCC termination statements and other documents, and provide for the delivery of such instructions to the Custodian, in each case as the Borrower may reasonably request for the purpose of releasing (in fact and as a matter of record) the Security Interest in the Collateral subject to such Transfer.

Section 17.     Liability

No Non-Recourse Person shall have any personal liability for any obligation of the Borrower hereunder, and no claim against any Non-Recourse Person or any property thereof may be made for any obligation of the Borrower hereunder.

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IN WITNESS WHEREOF, each party hereto has caused this Security Agreement to be executed by its duly authorized representative as of the day and year first above written.

TORTOISE ENERGY INDEPENDENCE FUND, INC.

By:
Name:	P. Bradley Adams
Title:	CEO

THE BANK OF NOVA SCOTIA

By:
Name:	Eli Mou
Title:	Director and Execution Head

Tortoise Energy Independence Fund, Inc. – Security Agreement

ANNEX TO SECURITY AGREEMENT

Attach Financing Statement(s)

TORTOISE ENERGY INDEPENDENCE FUND, INC.

EXHIBIT H

FORM OF CONTROL AGREEMENT

CONTROL AGREEMENT, dated as of June 2, 2016 (as amended, supplemented or otherwise modified from time to time, this “Control Agreement”), among Tortoise Energy Independence Fund, Inc., a Maryland corporation (the “Borrower”), U.S. Bank, N.A., as custodian for the Borrower (in such capacity, the “Custodian”), and The Bank of Nova Scotia (the “Bank”).

RECITALS

I.            This Control Agreement is entered into pursuant to that certain Credit Agreement, dated as of June 2, 2016 (as the same may be amended, supplemented or otherwise modified from time to time), by and between Borrower and Bank (the “Credit Agreement”).

II.          To secure the Borrower’s obligations under the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement), the Borrower granted to the Bank a security interest in and lien upon (the “Security Interest”), among other things, all of the Borrower’s right, title and interest in and to the Account (as defined below) and all funds and other property from time to time held therein or credited thereto (collectively, the “Collateral”).

III.         The Borrower, the Bank and the Custodian are entering into this Control Agreement to perfect the above-mentioned security interest in the Collateral.

Section 1.              Establishment of Account. The Custodian hereby confirms and agrees that:

(a)          The Custodian, as custodian, entered into a Custody Agreement, dated as of July 28, 2009, as amended with the Borrower (the “Custody Agreement”).

(b)          The Custodian established, under and pursuant to the terms of the Custody Agreement, a single account (subject to the creation of sub-accounts under such account) in the name of the Borrower only (as the same may be redesignated, renumbered or otherwise modified, the “Account”).

(c)           The Account is composed of not less than two sub-accounts as follows: (i) a “securities account”, within the meaning of Section 8-501 of the UCC, entitled “Securities Account for the Bank of Nova Scotia, as pledgee of Tortoise Energy Independence Fund” (the “Securities Account”), and (ii) a “deposit account”, within the meaning of Section 9-102 of the UCC, entitled “Deposit Account for the Bank of Nova Scotia, as pledgee of Tortoise Energy Independence Fund” (the “Deposit Account”). As used herein, “UCC” means the Uniform Commercial Code of the State of New York as in effect on the date of this Control Agreement.

(d)          All property, other than cash, now or hereafter credited to or carried or deposited in the Account will be treated as a “financial asset” within the meaning of Section 8-102 UCC (“Financial Assets”) and held in the Securities Account. All cash now or hereafter credited to or carried or deposited in the Account will be held in the Deposit Account.

Section 2.             Representations and Warranties of the Custodian. The Custodian hereby makes the following representations and warranties (provided that, notwithstanding anything to the contrary herein contained, the Custodian makes no representation or warranty with respect to the creation or enforceability of any security interest in the Account or the Collateral):

(a)          This Control Agreement is the legal, valid and binding obligation of the Custodian.

(b)          On the date of this Control Agreement, except as provided in Section 6 hereof, the Custodian has not in any way recognized any ownership or other interest in, or claim to, the Account, any part thereof or any item held therein (other than the interests of the Bank hereunder and of the Borrower) or agreed to take instructions from any person (other than the Borrower, its transfer agent and Bank) with respect thereto.

(c)          With respect to the Securities Account and the Financial Assets, the Custodian is a “securities intermediary” within the meaning of Section 8-102 of the UCC, and with respect to the Deposit Account and all cash therein, the Custodian is a “bank” within the meaning of Section 9-102 of the UCC.

Section 3.              Control of the Account

(a)          The Borrower irrevocably authorizes and directs the Custodian, and the Custodian agrees, to comply with each “entitlement order” within the meaning of Section 8-102 of the UCC (each an “Entitlement Order”) and all instructions with respect to the disposition of funds in the Deposit Account, in either case with respect to the Collateral received by the Custodian in writing from the Bank, without further notice to, or consent from, the Borrower. Except as otherwise provided in Section 3(b), the Borrower retains the right to withdraw funds from the Account and to give instructions and Entitlement Orders to the Custodian with respect to the Collateral.

(b)          Prior to a Period of Exclusive Control (defined below), the Custodian is entitled to rely on instructions and Entitlement Orders with respect to the Collateral from the Borrower. The Borrower and the Custodian irrevocably agree that, upon the commencement of and at all times during the continuation of each Period of Exclusive Control, the Custodian shall (i) cease to accept any and all instructions and Entitlement Orders with respect to the Collateral from the Borrower or any other person (other than the Bank), and (ii) accept all instructions and Entitlement Orders with respect to the Collateral from the Bank. For purposes hereof, a “Period of Exclusive Control” means any period commencing promptly (but in no event in excess of one business day) after the receipt by the Custodian of a notice in substantially the form of Annex A attached hereto (a “Notice of Exclusive Control”) from the Bank and ending at such time, if any, as the Custodian shall have received a written notice from the Bank terminating or rescinding such Notice of Exclusive Control.

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(c)           The Custodian shall have no responsibility or liability to the Borrower for complying with a Notice of Exclusive Control or complying with Entitlement Orders or other instructions originated by the Bank with respect to the Account or any Collateral therein. The Custodian shall have no duty to investigate or make any determination as to whether the Bank has the right to issue any Notice of Exclusive Control or exercise any other right or remedy, and the Custodian shall be fully protected in complying with a Notice of Exclusive Control whether or not the Borrower may allege that no such right exists.

(d)          Notwithstanding any provision contained in this Agreement to the contrary, in the event of a dispute between the Borrower and the Bank concerning this Agreement or the disposition of the Account or the Collateral (including, but not limited to, conflicting instructions from the Borrower and the Bank) the Custodian shall have the absolute right to act in accordance with Entitlement Orders and other instructions given by or on behalf of the Bank.

(e)          All notices, Entitlement Orders, and instructions from the Bank to the Custodian under or pursuant to this Agreement shall be made by an Authorized Signatory. For purposes hereof, “Authorized Signatory” means any person listed on the incumbency certificate (in the form attached hereto as Annex B) then most recently delivered by the Bank to the Custodian or accompanying such notice, Entitlement Order or instruction.

Section 4.              Account Statements

(a)          Custodian will make available to Borrower and the Bank by use of a secured web site (“Trust Essentials NOW”) all releases and substitutions of Collateral effected hereunder within one business day of such release or substitution. Within five business days of the end of each calendar month, and by use of Trust Essentials NOW, the Custodian will make available to the Bank and Borrower, an Account statement as of the end of such month. Upon the request of the Bank, the Custodian will promptly provide to the Bank such other information concerning the Account and/or the Collateral as the Bank may reasonably request, provided that nothing herein contained shall obligate the Custodian to provide to the Bank any such information with respect to the Account to the extent that (i) it is not obligated to provide such information to the Borrower and (ii) it does not otherwise provide such information to the Borrower.

(b)          The Custodian agrees that it will not report, and is not responsible for reporting, any items of interest and other income recognized in the Account to any applicable taxing authorities.

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Section 5.              Other Agreements

Each of the Borrower and the Custodian agree not to identify in its books and records, or otherwise, any person as having an interest in, or claim to, or rights to give instruction or Entitlement Orders with respect to, or right to receive any value distributed on account of, the Collateral or any portion thereof, or to agree so to do, except: (i) the Borrower and the Custodian may enter into, and perform their respective obligations under, this Control Agreement and the Custody Agreement, and (ii) to the extent required by law.

Section 6.              Subordination of Lien, Set-Off and Recoupment

The Custodian hereby agrees that any security interest in or lien on, or right of set-off or recoupment with respect to, any of the Collateral that the Custodian has or may have in the future under the Custody Agreement or at law (collectively, a “Collateral Claim”) is hereby subordinated to the Security Interest in all respects, except to the extent of any advances of cash or securities that the Custodian may from time to time make to, or for the benefit of, the Borrower under the Custody Agreement for purposes of clearing or settling purchases or sales of securities by the Borrower. In the event that the Custodian shall receive or take any payment or other sum in respect of a Collateral Claim at any time prior to the termination or other extinguishment of this Agreement as herein provided, the Custodian shall immediately either turn over such payment or other sum to the Bank for the account of the relevant secured parties or deposit or otherwise recredit the same to the Account, provided that the Custodian may retain each such payment or other sum to the extent of (i) all reasonable, documented, out-of-pocket usual and customary charges, fees and expenses of the Custodian incurred in connection with the performance of its duties hereunder and the routine maintenance and operation of the Account, (ii) the advances referenced above, and (iii) any amounts in the aggregate not in excess of $1,000,000, due and owing to the Custodian pursuant to Section 7(b) hereof.

Section 7.              Limitation of Liability; Expenses; Indemnification

(a)          The Custodian shall not be liable for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder or for its decisions relating to the Collateral in the absence of negligence or willful misconduct on its part. The Custodian shall also have no responsibility or liability with respect to changes in value of securities in the Account relative to other currencies or securities, or for any deduction, for taxes, levies or otherwise from deposits made with any depository, or for any blockage, confiscation, or expropriation, limitation of transferability or any other action by any government, de facto or de jure, which affects or could affect the same.

(b)          The Borrower hereby agrees to indemnify and hold harmless the Custodian against any claims, liabilities, expenses or losses (including reasonable, documented, out-of-pocket attorneys’ fees and disbursements of one outside counsel) in any way arising out of or related to this Control Agreement, except to the extent that such claims, liabilities, expenses or losses are caused by the negligence or willful misconduct of the Custodian. The provisions of this Section shall survive the termination of this Control Agreement.

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(c)           In addition to the terms of the Custody Agreement (without duplication), the Borrower hereby agrees to pay and reimburse the Custodian for any reasonable, documented, out-of-pocket advances, costs, expenses (including, without limitation, reasonable, documented, out-of-pocket attorney’s fees and costs of one outside counsel) and disbursements that may be paid or incurred by the Custodian in connection with this Agreement or the arrangement contemplated hereby, including any that may be incurred in performing its duties or responsibilities pursuant to the terms of this Agreement, in the absence of negligence or willful misconduct on the part of the Custodian.

(d)          As between the Bank and the Custodian, notwithstanding any provision contained in this Control Agreement to the contrary, the Custodian shall not be liable for any action taken or omitted to be taken by it at the instruction (whether or not in the form of an Entitlement Order or otherwise) of the Bank under this Control Agreement, except for the Custodian’s own gross negligence or willful misconduct in carrying out such instructions.

(e)          The Custodian shall have no responsibility or liability hereunder to the Borrower or to the Bank for acting in accordance with any judicial process, order, writ, judgment, decree or claim of lien (other than a claim of lien to the extent arising as a result of a breach of this Control Agreement by the Custodian) relating to the Collateral or the Account notwithstanding that such order or process is subsequently modified, vacated or otherwise determined to have been without legal force or effect.

(f)           The Borrower shall not be liable for any indirect, special, consequential, punitive or exemplary damages or for any lost profits, whether or not the likelihood of such damages was known to the Borrower, and regardless of the form of the claim or action, or the legal theory on which it is based.

Section 8.              Notices

Any notice, request or other communication required or permitted to be given under this Control Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by facsimile or other electronic means and electronic confirmation of error free receipt is received or two days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the following address (any party may change its address in the manner set forth in this Section):

if to the Borrower, to it at 11550 Ash Street, Suite 300, Leawood, KS 66211, Attention: Brad Adams, (Telephone: (913) 981-1020; Facsimile: (913) 981-1021; E-mail: badams@tortoiseadvisors.com);

if to the Custodian, to it at 1555 N. Rivercenter Dr., MK-WI-S302, Milwaukee, WI 53212, Attention: Tom Fuller (Telephone: (414) 905-6118; Facsimile: (866) 350-5066); and

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if to the Bank, to it at 40 King Street West, 55th Floor, Toronto, ON Canada M5H 1H1, Attention: Eli Mou (Telephone: (416) 350-1178; Facsimile: (416) 350-1161; e-mail address: eli.mou@scotiabank.com and (ii) in the case of all notices and other communications pursuant to Article 2, with a copy to 720 King Street West, 2nd Floor, Toronto, ON Canada M5 2T3, Attention: GWS LoanOps US Corp (Telephone: (212) 225-5705; Facsimile: (212) 225-5709; e-mail address: GWSLoanOps.USCorp@scotiabank.com).

Section 9.              Choice of Law

This Control Agreement shall be governed by the laws of the State of New York and, notwithstanding anything to the contrary contained in any agreement governing the Account, for purposes of the UCC, including any successor thereto, the State of New York shall be deemed to be the Custodian’s jurisdiction (within the meaning of Sections 8-110(e), 9-304(b) and 9-305(b) of the UCC) and notwithstanding that any agreement between the Custodian and the Borrower governing the Account may expressly provide that a particular jurisdiction other than the State of New York is the Custodian’s jurisdiction for purposes of Section 8-110(e) of the UCC, the Custodian and the Borrower agree that those agreements are hereby amended such that the Custodian’s jurisdiction (within the meaning of Section 8-110(e) of the UCC) for purposes of those agreements is the State of New York.

Section 10.            Counterparts

This Control Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, taken together, shall constitute but one contract. Delivery of an executed counterpart of this Control Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Control Agreement.

Section 11.            WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CONTROL AGREEMENT. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CONTROL AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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Section 12.            Miscellaneous

(a)          This Control Agreement does not create any obligation or duty of the Custodian other than those expressly set forth herein. As between the Borrower and the Custodian, except for the rights of control in favor of the Bank agreed to herein, nothing herein shall be deemed to modify, limit, restrict, amend or supersede the terms of the Custody Agreement, and Custodian shall be and remain entitled to all of the rights, indemnities, powers, and protections in its favor under the Custody Agreement.

(b)          No amendment, supplement or other modification of this Control Agreement, or any waiver of any right hereunder, shall be binding on any party to this Control Agreement, unless it is in writing and signed by each of the parties to this Control Agreement.

(c)          Section headings have been inserted in this Control Agreement for convenience only and shall not affect the construction of, or be taken into consideration in interpreting, this Control Agreement.

(d)          In the event any one or more of the provisions contained in this Control Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(e)          The provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(f)           This Control Agreement and the exhibits hereto constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(g)          This Control Agreement shall remain in effect until terminated by written notice by (i) the Custodian to the Bank, with a copy to the Borrower, at least thirty (30) days in advance, and, at the end of such 30 day period (or such earlier date as the parties hereto may agree), the Custodian shall transfer all assets and other property in the Account to (1) a successor custodian (that shall have entered into a control agreement with the Borrower and the Bank in all respects satisfactory to the Bank) designated by the Borrower and acceptable to the Bank, or (2) if clause (1) is not satisfied, the Bank, or (ii) the Bank to the Custodian, with a copy to the Borrower. Any other termination or any amendment, supplement or other modification to this Agreement shall be effected solely by an instrument in writing executed by all the parties hereto.

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(h)          The Custodian shall not be liable under this Control Agreement for delays, errors or losses occurring by reason of circumstances beyond its control, including, without limitation, acts of God, market disorder, terrorism, insurrection, war, riots, failure of transportation or equipment, or failure of vendors, communication or power supply. In no event shall the Custodian be liable to any person for consequential or special damages, even if the Custodian has been advised of the possibility or likelihood of such damages.

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IN WITNESS WHEREOF, the parties hereto have executed this Control Agreement as of the date first above mentioned.

TORTOISE ENERGY INDEPENDENCE FUND, INC., as Borrower

By:
Name:
Title:

U.S. BANK, N.A., as Custodian

By:
Name:
Title:

THE BANK OF NOVA SCOTIA, as Bank

By:
Name:
Title:

Tortoise Energy Independence Fund, Inc. - Control Agreement

ANNEX A

TO

CONTROL AGREEMENT

[Letterhead of The Bank of Nova Scotia]

[Month] __, 201__

U.S. Bank, N.A.

1555 N. Rivercenter Dr., MK-WI-S302

Milwaukee, WI 53212

ATTN: Tom Fuller

Re: Notice of Exclusive Control

Ladies/Gentlemen:

Reference is made to the Control Agreement (as amended, supplemented or otherwise modified from time to time, the “Control Agreement”), dated as of June 2, 2016, among Tortoise Energy Independence Fund, Inc. (the “Borrower”), U.S. Bank, N.A. (the “Custodian” or “you”), and The Bank of Nova Scotia, as Bank (the “Bank”). Capitalized terms used herein and not defined herein, shall have the meanings assigned to such terms in the Control Agreement.

We hereby give you notice of our exclusive control over the Account and all funds and other property from time to time held therein or credited thereto. In accordance with Section 3(b) of the Control Agreement you are instructed to promptly (but in no event in excess of one business day) after your receipt of this Notice of Exclusive Control to cease to accept any and all instructions and Entitlement Orders with respect to the Collateral from the Borrower or any other person (other than the Bank).

You are instructed to deliver a copy of this notice by facsimile transmission to the Borrower.

Very truly yours,

THE BANK OF NOVA SCOTIA, as Bank

By:
Name:
Title:

ANNEX B

TO

CONTROL AGREEMENT

Reference is made to the Control Agreement (as amended, supplemented or otherwise modified from time to time, the “Control Agreement”), dated as of June 2, 2016, among Tortoise Energy Independence Fund, Inc. (the “Borrower”), U.S. Bank, N.A. (the “Custodian” or “you”), and The Bank of Nova Scotia, as Bank (the “Bank”). Capitalized terms used herein and not defined herein, shall have the meanings assigned to such terms in the Control Agreement.

Authorized Signatories for the Bank

The Custodian is authorized to accept and act upon written instructions, Entitlement Orders or notices received from any one of the following persons at the Bank:

Name	Telephone/Facsimile	Signature

1.	1. Telephone	1.
	Facsimile
2.	2. Telephone	2.
	Facsimile
3.	3. Telephone	3.
	Facsimile
4.	4. Telephone	4.
	Facsimile
5.	5. Telephone	5.
	Facsimile

Authorized by:
as authorized agent of the Bank

Name:
Title:
Date:

TORTOISE ENERGY INDEPENDENCE FUND, INC.

EXHIBIT I

FORM OF APPLICABLE MARGIN CHANGE NOTICE

[Date]

Tortoise Energy Independence Fund, Inc.

11550 Ash Street, Suite 300

Leawood, KS 66211

Attention: Brad Adams

Reference is hereby made to that certain Credit Agreement, dated as of June 2, 2016 (such agreement, as amended and in effect from time to time, the “Credit Agreement”), between Tortoise Energy Independence Fund, Inc., a Maryland corporation, and The Bank of Nova Scotia.

This is an “Applicable Margin Change Notice” under, as defined in, and with the effect set forth in, the Credit Agreement. The Applicable Margin Change Effective Date shall be [the 179th day after the date hereof] [or] [____________, 20__]1.

“New Applicable ABR Margin” means ___%.

“New Applicable Fixed Rate Margin” means ___%.

“New Applicable LIBOR Margin” means ___%.

“New Applicable Overnight Margin” means ___%.

THE BANK OF NOVA SCOTIA, as Bank

By:
Name:
Title:

1 The Bank may, in its discretion, set the Applicable Margin Change Effective Date to be later than 180 days from the date of this Applicable Margin Change Notice.

TORTOISE ENERGY INDEPENDENCE FUND, INC.

EXHIBIT J

FORM OF COMMITMENT FEE CHANGE NOTICE

[Date]

Tortoise Energy Independence Fund, Inc.

11550 Ash Street, Suite 300

Leawood, KS 66211

Attention: Brad Adams

Reference is hereby made to that certain Credit Agreement, dated as of June 2, 2016 (such agreement, as amended and in effect from time to time, the “Credit Agreement”), between Tortoise Energy Independence Fund, Inc., a Maryland corporation, and The Bank of Nova Scotia.

This is a “Commitment Fee Change Notice” under, as defined in, and with the effect set forth in, the Credit Agreement. The Commitment Fee Change Effective Date shall be [the 179th day after the date hereof] [or] [____________, 20__]1.

“New Commitment Fee Rate” means ___%.

THE BANK OF NOVA SCOTIA, as Bank

By:
Name:
Title:

1 The Bank may, in its discretion, set the Commitment Fee Change Effective Date to be later than 180 days from the date of this Commitment Fee Change Notice.

TORTOISE ENERGY INDEPENDENCE FUND, INC.

EXHIBIT K

FORM OF COMMITMENT TERMINATION NOTICE

[Date]

Tortoise Energy Independence Fund, Inc.

11550 Ash Street, Suite 300

Leawood, KS 66211

Attention: Brad Adams

Reference is hereby made to that certain Credit Agreement, dated as of June 2, 2016 (such agreement, as amended and in effect from time to time, the “Credit Agreement”), between Tortoise Energy Independence Fund, Inc., a Maryland corporation and The Bank of Nova Scotia.

This is a “Commitment Termination Notice” under, as defined in, and with the effect set forth in, the Credit Agreement.

THE BANK OF NOVA SCOTIA, as Bank

By:
Name:
Title: